Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

RKI EXPLORATION & PRODUCTION, LLC

- and -

CRESTWOOD NIOBRARA LLC

- and -

CRESTWOOD MIDSTREAM PARTNERS LP

(solely for purposes of its obligations under Section 2.04)

June 21, 2013

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Jackalope System Maps
Exhibit B	Company Agreement
Exhibit C	Form of Company Interests Assignment Agreement

Schedules

Schedule 5.04(a)	Material Contracts
Schedule 5.05(d)	Real Property Owned
Schedule 5.05(e)	Real Property Leases
Schedule 5.05(f)	Easements
Schedule 5.07	Permits
Schedule 5.14	Financial Statements
Schedule 5.15	Absence of Undisclosed Liabilities
Schedule 5.17	Insurance
Schedule 8.01(e)	Required Consents

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on this 21st day of June, 2013 by and between RKI Exploration & Production, LLC, a Delaware limited liability company (“Seller”), and Crestwood Niobrara LLC, a Delaware limited liability company (“Buyer”), and Crestwood Midstream Partners LP, a Delaware limited partnership (“Parent”), solely for purposes of its obligations under Section 2.04. Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

Seller owns fifty percent (50%) of the outstanding equity interests (the “Company Interests”) of Jackalope Gas Gathering Services, L.L.C., an Oklahoma limited liability company (the “Company”). The Company owns a gathering system and gas liquids pipeline located in Converse County, Wyoming, maps of which are included in Exhibit A attached hereto, and certain gathering and processing rights as set forth in the Area of Mutual Interest as defined in the GGPA (collectively, the “Jackalope System”). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s interest in the Company Interests on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below.

“Access” means Access MLP Operating, L.L.C.

“Actual Capex” shall have the meaning given such term in Section 2.03(a).

“Actual Capex Amount” shall have the meaning given such term in Section 2.03(a).

“Actual Proceeds” shall have the meaning given such term in Section 2.03(a).

“Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than fifty percent (50%) of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than fifty percent (50%) of the equity or equivalent interest in any Person.

“Agreement” shall have the meaning given such term in the introductory paragraph hereof.

“Assets” shall mean all of Company’s right, title and interest in and to the property and assets of the Jackalope System.

“Balance Sheet Date” shall have the meaning given such term in Section 5.14.

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Houston, Texas are required or authorized by any Legal Requirement to be closed.

“Buyer” shall have the meaning given such term in the introductory paragraph hereof.

“Buyer Indemnified Parties” shall have the meaning given such term in Section 10.01(a).

“Buyer UPE” shall have the meaning given such term in Section 7.01.

“C&O Agreement” shall mean that certain Construction and Operating Agreement between the Company and Access dated as of the date hereof.

“Cap” shall have the meaning given such term in Section 10.01(a).

“Casualty Loss” shall have the meaning given such term in Section 7.06.

“Charter Documents” shall mean, with respect to any Person, the article or certificate of incorporation, formation or organization and by-laws, limited partnership agreement, partnership agreement or limited liability company agreement, or such other organizational documents of such Person.

“Claim Notice” shall have the meaning given such term in Section 10.01(c).

“Claims” shall mean any and all claims, actions, suits, demands or other Proceedings, whether in the nature of judicial or prejudicial Proceedings, arbitration or mediation Proceedings, made or brought against a Person for recovery of Damages.

“Closing” shall have the meaning given such term in Section 3.01.

“Closing Date” shall have the meaning given such term in Section 3.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning given such term in the recitals hereof.

“Company Agreement” shall mean that certain First Amended and Restated Limited Liability Company Agreement between Seller and Access dated as of June 20, 2013 and attached hereto as Exhibit B.

“Company Interests” shall have the meaning given such term in the recitals hereof.

“Company Interests Assignment Agreement” shall have the meaning given such term in Section 3.02(a).

“Confidentiality Agreement” shall mean that certain Confidentiality and Non-Disclosure Agreement by and between Parent and Seller, dated July 18, 2012.

“Creditors’ Rights” shall have the meaning given such term in Section 4.02.

“Damages” shall mean any and all damages, judgments, losses, costs, penalties, fines, court costs, expenses (including reasonable attorneys’ fees) and Liabilities of any kind or character.

“Deductible” shall have the meaning given such term in Section 10.01(a).

“Easements” shall mean easements, rights-of-way, surface use agreements, surface lease agreements, line rights and real property licenses.

“Effective Time” shall mean 7:00 a.m. Central Time on July 1, 2012.

“Employee Benefit Plan” means any (i) employee pension benefit plan (as described in Section 3(2) of ERISA), (ii) employee welfare benefit plan (as described in Section 3(1) of ERISA), or (iii) incentive, deferred compensation, severance, stock option, bonus, vacation or other employee benefit plan, arrangement, agreement, and practice that relates to employee benefits, or any employment agreement, bonus program and any other arrangement subject to the requirements of Section 409A of the Code, whether or not subject to ERISA.

“Encumbrances” shall mean any lien, mortgage, deed of trust, security interest, pledge, hypothecation, option, charge, security interest, preferential purchase right, right of first refusal or other encumbrance.

“Environmental Legal Requirements” shall mean any and all Legal Requirements which relate in any manner or impose liability with respect to health, the environment, natural resources, pollution, a community’s right to know, worker protection, or the emission, discharge, release, treatment, storage, disposal, management, remediation, or other form of response to, Hazardous Materials, specifically including, without limitation, but by way of example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and other environmental conservation or protection Legal Requirements.

“Environmental Permits” shall mean all permits, licenses, certificates, registrations, exemptions, identification numbers, applications, consents, approvals, variances, notice of intent, and other authorizations necessary to comply with Environmental Legal Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with Seller or its Affiliate under ERISA Section 4001(b) or part of the same “controlled group” as Seller or its Affiliate for purposes of Sections 414(b) or (c) of the Code.

“Estimated Capex Amount” shall have the meaning given such term in Section 2.02(a).

“Fee Property” shall mean all real property owned by Company.

“Financial Statements” shall have the meaning given such term in Section 5.14.

“Fundamental Reps” shall have the meaning given such term in Section 9.01.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gap” means any part of the Jackalope System not located on or under (i) the Fee Property or (ii) real property the subject of an Easement.

“GGPA” shall mean that certain Gas Gathering and Processing Agreement between the Company and Seller dated as of the date hereof.

“Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, county, municipality or local governmental body or political subdivision.

“Hazardous Materials” shall mean (a) any substances, materials, or wastes that are or become classified or regulated under any Environmental Legal Requirement; and/or (b) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “solid waste,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant” or “contaminant” under any Environmental Legal Requirement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval Deadline” shall mean 5:00 p.m., Central Time, on the 75th day following the date of this Agreement.

“Improvements” shall mean all structures, fixtures and facilities located on the Fee Property and Easements, and all appurtenances attached to the Fee Property and Easements, including, without limitation, all buildings, gathering lines, pipelines, valves, fittings, storage tanks and pumping facilities.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” shall have the meaning given such term in Section 10.01(c).

“Indemnifying Party” shall have the meaning given such term in Section 10.01(c).

“Jackalope System” shall have the meaning given such term in the recitals hereof.

“Knowledge”, wherever used in the phrase “to the knowledge of” Seller or to Seller’s “knowledge” or wherever it is said that Seller has or does not have “knowledge,” shall mean the actual knowledge of Jeffrey A. Bonney and Jacob S. Fowler, with no obligation of investigation or inquiry.

“Legal Requirement(s)” shall mean any applicable laws, statutes, codes, rules, regulations, ordinances, judgments, orders, memorandums of agreement, writs, decrees or guidance documents of any Governmental Entity having competent jurisdiction, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable.

“Liability” shall mean any liability (including, without limitation, STRICT LIABILITY arising under Environmental Legal Requirements or otherwise), obligation, Indebtedness, expense, claim, loss, damage, or guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, regardless of whether such liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Marketing Agreement” shall mean that certain Marketing Agreement between the Company and Buyer dated as of the date hereof.

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, properties, assets or Liabilities of Company taken as a whole (whether or not covered by insurance).

“Material Contracts” shall mean any of the following types of contracts in effect on the date of this Agreement binding upon, affecting or relating to Company or the Assets:

(i) any contract, agreement or arrangement, that requires aggregate expenditures or payments of more than $50,000;

(ii) any contract, agreement or arrangement that can reasonably be expected to result in aggregate revenues of more than $50,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the primary term of such contract;

(iii) any contract, agreement or arrangement that may not be cancelled on ninety (90) days or fewer notice without liability or penalty or resulting in a breach thereunder;

(iv) any contract, agreement or arrangement containing provisions that restrict the right to engage in any type of business or compete in any geographic area and which provisions would be binding on Buyer or Company following the Closing;

(v) any partnership or joint venture agreement covering the Assets;

(vi) any security agreement, mortgage or other agreement creating an Encumbrance (other than Permitted Encumbrances);

(vii) any pipeline interconnect agreement, gas purchase agreement, gas gathering and compression services agreement, operator (including joint operator) agreements, compressor lease agreement, amine treating agreement, gas gathering and processing agreement, condensate sales agreement or NGL sales agreement;

(viii) any contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial contract or Indebtedness;

(ix) any contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $50,000;

(x) any contract among or between Seller, on the one hand, and any Affiliate of the Seller, on the other hand;

(xi) any contract where the primary purpose thereof was to indemnify a third party;

(xii) any executory contract that constitutes a pending purchase and sale agreement or other contract providing for the purchase, sale or earning of any material asset;

(xiii) any contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement;

(xiv) any contract the termination of which would result in a Material Adverse Effect; or

(xv) any contract that is otherwise material to the business or the ownership and operation of Company.

“NGL” shall mean natural gas liquids.

“Notice Period” shall have the meaning given such term in Section 10.01(c).

“Objection Report” shall have the meaning given such term in Section 2.03(a).

“Outside Date” shall mean 5:00 p.m., Central Time, on the 90th day following the date of this Agreement.

“Party(ies)” shall have the meaning given such term in the introductory paragraph hereof.

“Permits” shall mean all permits, Environmental Permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Entity affecting or pertaining to the Assets, or for which Seller has filed or applied, for the ownership and/or operation of the Real Property and/or the Tangible Personal Property, to the extent the same are assignable.

“Permitted Encumbrances” shall mean the following matters:

(i) Any lien for Taxes that are not yet due and payable or, if delinquent, that are being contested in good faith;

(ii) Materialmen’s, mechanic’s, repairmen’s, employees’, contractors’, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith;

(iii) Preferential rights to purchase and required third-party consents to or approvals of or waivers respecting assignments and similar agreements with respect to which waivers or consents, approvals or waivers are obtained from the appropriate parties prior to Closing;

(iv) All rights reserved to or vested in any Governmental Entity to control or regulate any of the real property interests constituting a part of the Assets;

(v) All easements, restrictions, reservations, contracts, rights-of-way, agreements, terms, conditions and covenants now of record to the extent (but no further) that each such matter described or referred to in this clause is valid and subsisting as of the date hereof and affects the Real Property;

(vi) Any matters that are waived without reservation in writing by Buyer or otherwise released or satisfied by Seller on or prior to the Closing Date; and

(vii) Consents and approvals that are customarily obtained after sale and conveyance.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator.

“Purchase Price” shall have the meaning given such term in Section 2.02(a).

“Real Property” shall mean the Fee Property, Easements and Improvements, collectively.

“Real Property Lease” and “Real Property Leases” shall have the meaning given such term in Section 5.05(e).

“Required Consents” shall mean those waivers, approvals, consents, filings and notices which are required to be made by or given to Seller to transfer the Company Interests as contemplated herein, as further set forth on Schedule 8.01(e).

“Seller” shall have the meaning given such term in the introductory paragraph hereof.

“Seller Indemnified Parties” shall have the meaning given such term in Section 10.01(b).

“Settlement Statement” shall have the meaning given such term in Section 2.03(a).

“Side Letter” shall mean that certain Letter Agreement between Parent, Seller and Buyer dated as of the date hereof.

“Tangible Personal Property” shall mean, to the extent the same do not constitute Improvements, all fittings, tools, spare parts, racks, rectifiers, cathodic protection devices, storage tanks, machinery, equipment, pumps, engines, pipes, valves, connections, gates, pig launchers and receivers, lines, wires, computer hardware, motor vehicles, trailers and other tangible personal property located on the Real Property.

“Tax Return” shall mean any return, report, election, document, estimated tax filing, declaration, claim for refund, information return or other similar filing provided to any Governmental Entity with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean all applicable federal, state and local income, margins, capital gains, capital stock, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, service, occupation, payroll, real property, windfall profits, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, excise, severance, stamp, property, or other taxes imposed by a Governmental Entity having jurisdiction, together with any estimated taxes, deficiency assessments, additions to tax, interest and penalties, whether disputed or otherwise, with respect thereto.

“Transfer Taxes” shall mean any sales, use, transfer, excise, stock, stamp, document, filing, recording, authorization and/or similar taxes, fees and charges levied by a Governmental Entity.

“Valuation Objection Report” shall have the meaning set forth in Section 3.03(a).

“Valuation Schedule” shall have the meaning set forth in Section 3.03(a).

ARTICLE 2

PURCHASE AND SALE

2.01 Purchase and Sale. On the Closing Date, Seller shall sell, assign, transfer and convey to Buyer (or its designated subsidiary), and Buyer (or its designated subsidiary) shall purchase the Company Interests, on the terms and subject to the conditions set forth in this Agreement.

2.02 Purchase Price at Closing.

(a) The purchase price for the Company Interests shall be the sum (such sum, the “Purchase Price”) of (i) Seventy Five Million and 00/100 Dollars ($75,000,000.00), plus (ii) the amount (the “Estimated Capex Amount”) estimated in good faith by the Parties equal to (A) the amount of capital expenditures (but excluding any interest or similar payments with respect thereto) made by Seller with respect to the Jackalope System for the period beginning on the Effective Time and ending on the Closing Date, less (B) an amount equal to 50% of the revenue of Company, net of 50% of the operating expenses of Company, in each case for the period beginning on the Effective Time and ending on the Closing Date. The Purchase Price shall be adjusted after Closing in accordance with Section 2.03.

(b) Payment of the Purchase Price shall be made at Closing by wire transfer of immediately available funds to the bank account designated in writing by Seller to Buyer two (2) Business Days prior to Closing.

2.03 Post-Closing Adjustments.

(a) As soon as commercially practicable, but not later than one hundred fifty (150) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Settlement Statement”) setting forth (i) the actual amount of capital expenditures made by Seller with respect to the Jackalope System for the period beginning on the Effective Time and ending on the Closing Date (the “Actual Capex”), (ii) an amount equal to 50% of the actual amount of revenue of Company, net of 50% of the operating expenses of Company, in each case for the period beginning on the Effective Time and ending on the Closing Date (the “Actual Proceeds”), and (iii) the amount by which the Actual Capex exceeds the Actual Proceeds (the “Actual Capex Amount”). As may be requested by either Party, Buyer or Seller, as applicable, shall promptly furnish to the requesting Party all information that it or its Affiliates may have that is useful to Buyer or Seller, as applicable, in the calculation or verification of the Settlement Statement. Should Seller dispute any amount shown as payable by Seller or payable by Buyer under the Settlement Statement, Seller shall deliver to Buyer a written report (the “Objection Report”) containing any changes that Seller proposes to be made to the Settlement Statement no later than thirty (30) days after Seller’s receipt of the Settlement Statement. If Seller provides a notice of agreement or does not deliver an Objection Report to Buyer within such 30-day period, then Seller shall be deemed to have accepted the calculations and amounts set forth in the Settlement Statement delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder.

(b) In the event Seller does deliver an Objection Report to Buyer within such 30-day period, Buyer and Seller shall undertake to agree upon a final resolution of the amounts owing under the Settlement Statement not later than two hundred ten (210) days after the Closing Date should Seller dispute any amount thereunder. If Seller timely proposes changes to the Settlement Statement and thereafter Seller and Buyer are unable to agree upon the final resolution Settlement Statement within two hundred ten (210) days after the Closing Date, a mutually acceptable, nationally recognized, accounting firm not performing services for either Buyer or Seller shall be designated to act as an arbitrator (failing such mutual agreement, the American Arbitration Association shall nominate an accountant or accounting firm in accordance with its established procedures), and such arbitrator shall decide all points of disagreement with respect to the Settlement Statement. Such decision shall be binding upon both Parties. The costs and expenses of the arbitrator shall be shared equally by Seller and Buyer pursuant to the arbitrator’s standard engagement letter. Upon the acceptance or deemed acceptance of the Settlement Statement by the Parties or the resolution of all disputes thereof, then within five (5) Business Days thereafter, Seller shall pay, in immediately available funds to an account designated by Buyer, the amount by which the Estimated Capex Amount exceeds the Actual Capex Amount, or Buyer shall pay, in immediately available funds to an account designated by Seller, the amount by which the Actual Capex Amount exceeds the Estimated Capex Amount.

2.04 Parent Liability. Parent hereby irrevocably and unconditionally agrees to be jointly and severally liable for the full, complete and timely performance by Buyer of all of Buyer’s obligations under this Agreement.

ARTICLE 3

PURCHASE AND SALE AND CLOSING

3.01 Time and Place of Closing. Subject to the terms and conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur (a) five (5) Business Days after the satisfaction or waiver of each Party’s closing conditions as set forth in Section 8.01 and Section 8.02, or (b) on such other date as the Parties may mutually agree in writing; provided, however, that in no event shall the Closing occur before June 26, 2013. The Closing shall be held at the offices of Locke Lord LLP, located at 600 Travis St., Suite 2800, Houston, Texas. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.02 Closing Deliveries.

(a) At the Closing, Seller shall execute and deliver (or cause to be executed and delivered, as appropriate) to Buyer the following:

(i) an executed counterpart by Seller of an assignment of the Company Interests (the “Company Interests Assignment Agreement”) in substantially the form attached hereto as Exhibit C evidencing the assignment and transfer to Buyer or a subsidiary of Buyer of the Company Interests held by Seller;

(ii) releases of any Encumbrances filed against the Company Interests or the Assets and releases of any guarantees made by the Company or otherwise affecting the Company Interests or the Assets;

(iii) the appropriate Foreign Investment in Real Property Tax Act affidavits in a form acceptable to both Parties;

(iv) a certificate of good standing or existence of Seller from its state of formation dated not more than ten (10) days prior to the Closing Date;

(v) a certificate from an officer of Seller as required by Section 8.01(a) of this Agreement; and

(vi) such other instruments as may be reasonably requested by Buyer in order to effectively transfer the Company Interests to Buyer.

(b) At the Closing, Buyer shall execute and deliver (or cause to be executed and delivered, as appropriate) to Seller the following:

(i) Buyer shall pay the Purchase Price to Seller as described in Section 2.02(a) and (b);

(ii) an executed counterpart by Buyer of the Company Interests Assignment Agreement;

(iii) a certificate of good standing or existence of Buyer from its state of formation dated not more than ten (10) days prior to the Closing Date;

(iv) a certificate from an officer of Buyer as required by Section 8.02(a) of this Agreement; and

(v) such other instruments as may be reasonably requested by Seller in order to effectively transfer the Company Interests to Buyer.

3.03 Valuation Schedule.

(a) As soon as commercially practicable, but not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule (the “Valuation Schedule”) setting forth the respective gross fair market values and character of each category of the Assets of Company to be used for purposes of Code Sections 743, 751 and 754 and the Treasury Regulations promulgated thereunder. As may be requested by either Party, Buyer or Seller, as applicable, shall promptly furnish to the requesting Party all information that it or its Affiliates may have that is useful to Buyer or Seller, as applicable, in the calculation or verification of the Valuation Schedule, subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine. Should Seller dispute any amount shown on the Valuation Schedule, Seller shall deliver to Buyer a written report (the “Valuation Objection Report”) containing any changes that Seller proposes to be made to the Valuation Schedule no later than thirty (30) days after Seller’s receipt of the Valuation Objection Report. If Seller provides a notice of agreement or does not deliver a Valuation Objection Report to Buyer within such 30-day period, then Seller shall be deemed to have accepted the allocations and amounts set forth in the Valuation Schedule delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder.

(b) In the event Seller does deliver a Valuation Objection Report to Buyer within such 30-day period, Buyer and Seller shall undertake to agree upon a final resolution of the Valuation Schedule not later than one hundred sixty (160) days after the Closing Date should Seller dispute any amount thereunder. If Seller timely proposes changes to the Valuation Schedule and thereafter Seller and Buyer are unable to agree upon the final resolution Valuation Schedule within one hundred sixty (160) days after the Closing Date, a mutually acceptable, nationally recognized, accounting firm not performing services for either Buyer or Seller shall be designated to act as an arbitrator (failing such mutual agreement, the American Arbitration Association shall nominate an accountant or accounting firm in accordance with its established procedures), and to decide all points of disagreement with respect to the Valuation Schedule, such decision to be final, binding and conclusive upon both Parties. The costs and expenses of the arbitrator shall be shared equally by Seller and Buyer pursuant to the arbitrator’s standard engagement letter.

(c) Each Party shall report the transactions contemplated hereby on all Tax Returns in a manner consistent with the final Valuation Schedule. If, contrary to the intention of the Parties as expressed in this Section 3.03, any Governmental Entity makes or proposes an allocation different from the final Valuation Schedule, the Parties shall cooperate with each other in good faith to contest such Governmental Entity’s allocation (or proposed allocation), provided, however, that, after consultation with the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer the following:

4.01 Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation.

4.02 Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, and Seller has all requisite limited liability company power and authority to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Legal Requirements relating to or affecting the rights of creditors generally, or by general equitable principles (collectively, “Creditors’ Rights”).

4.03 No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement does not:

(a) violate or result in a breach of the Charter Documents of Seller;

(b) assuming all of the Required Consents have been obtained or made, violate or result in a breach of or default under any Material Contract to which Seller is a party; and

(c) assuming all Required Consents on Schedule 8.01(e) and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a breach of any Law or Order applicable to Seller or (ii) require any consent or approval of, or notice to, or filing or registration with, any Governmental Authority under any Law or Order applicable to Seller.

except, in the case of clauses (a) and (b), for such violations or defaults, or such failures to make or obtain consents, approvals, notices, filings or registrations which would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder.

4.04 Title to Company Interests. Seller owns, holds of record and is the beneficial owner of the Company Interests free and clear of all Encumbrances and restrictions on transfer other than those arising pursuant to (i) this Agreement, (ii) the Charter Documents of Company, or (iii) applicable securities Legal Requirements.

4.05 Legal Proceedings. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller by or before any Governmental Entity, which seeks an order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.06 Brokers. Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer, or after the Closing, Company, could become liable or obligated.

4.07 No Tax Partnership. Prior to the date of this Agreement, RKI did not treat any part of the Jackalope System (including its interest therein) as being subject to the provisions of subchapter K, chapter 1 of the Code.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

Seller represents and warrants to Buyer the following:

5.01 Organization and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Oklahoma. Company has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

5.02 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not:

(a) entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Company Interests;

(b) conflict with or violate any provision of the Charter Documents of Company;

(c) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Company is a party or by which Company or any of its Assets may be bound;

(d) violate or conflict with any provision of any Legal Requirement binding upon Company;

(e) result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the Assets; or

(f) require Company to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than the Required Consents and such approval as may be required to be obtained under the HSR Act.

5.03 Ownership. Company has no subsidiaries nor does the Company own any equity interests in any Person. Company is not a party to any Contract for the purchase, subscription, allotment or issue of any unissued equity interests or other equity securities of Company other than those arising pursuant to the Charter Documents of Company. Except for the Charter Documents of Company, none of the Company Interests are subject to any voting trust, member or partnership agreement or voting agreement. The Company Interests are duly authorized, validly issued, fully paid and nonassessable.

5.04 Material Contracts.

(a) Schedule 5.04(a) lists all Material Contracts. Seller or Company has furnished or made available to Buyer true, complete and correct copies of all written Material Contracts, together with amendments thereto. All of the Material Contracts are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and are in full force and effect, subject to Creditors’ Rights. To Seller’s Knowledge, there are no current renegotiations of any amounts paid or payable to Company under current Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

(b) Neither the Company, nor any counterparty thereto, is in default under any Material Contract, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could reasonably be expected to constitute a material breach or default thereunder. Neither Seller nor, to Seller’s Knowledge, Company has received any written communication from, or given any written communication to, any other party indicating that Company or such other party, as the case may be, is in default under any Material Contract.

5.05 Real Property.

(a) Neither Seller nor, to Seller’s Knowledge, Company has received written notice or otherwise been formally advised that any Real Property, or any present use or operation of the Real Property by Company, does not comply with all applicable Legal Requirements (other than Environmental Legal Requirements which are covered by Section 5.10) and all valid covenants, conditions, restrictions, easements and similar matters affecting the Real Property.

(b) All Taxes (and applicable penalties and interest, if any) that are due and payable with respect to Company’s interest in the Real Property have been paid at or prior to the Closing Date.

(c) There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any portion thereof or interest therein.

(d) Schedule 5.05(d) sets forth and described a true, correct and complete list of all real property held in fee by the Company.

(e) With respect to each parcel of real property and interest in real property leased or subleased to Company, each of which is listed on Schedule 5.05(e) (individually, a “Real Property Lease” and collectively the “Real Property Leases”):

(i) each Real Property Lease will continue to be enforceable on identical terms following the consummation of the transactions contemplated by this Agreement;

(ii) neither Company nor any counterparty thereto is in default under any Real Property Lease, and no termination, condition or other event by Company or any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;

(iii) neither Company nor any counterparty thereto has repudiated any provision of any Real Property Lease; and

(iv) there are no Proceedings in effect as to any Real Property Lease.

(f) The Parties acknowledge that the Jackalope System is not a complete system, that parts of the Jackalope System remain to be built out, and that Company does not (and on the Closing Date will not) own all Easements that may be required for operation of the Jackalope System pursuant to such build-out. Schedule 5.05(f) sets forth a true, correct and complete list (including, to the extent such information is readily available to Seller, location by state, county, date, grantor, grantee, recording volume number and recording volume page number or document number, as applicable) of all Easements owned by Company on the date hereof. There are no Gaps (including any Gap arising as a result of any breach by Company of the terms of any Easement) in the Easements other than (i) in respect of parts of the Jackalope System that remain under construction or (ii) Gaps that have not and could not reasonably be expected to, individually or in the aggregate, materially impair the business of Company in the gathering of natural gas from wells connected to the Gathering System on the date hereof.

5.06 Title and Condition. Subject to Permitted Encumbrances, Company: (a) has good and marketable title to the Fee Property and Easements; and (b) has good and marketable title to, or a valid leasehold or other contractual interest in, all of the Improvements and Tangible Personal Property. There are no outstanding agreements or options which grant to any Person the right to purchase or otherwise acquire any of the Assets, other than those which will be waived pursuant to the Required Consents. The Assets constitute all of the material tangible assets that are necessary to operate the business of Company as currently conducted, except for such assets as may be required for operation of the Jackalope System pursuant to any further build-out of the Jackalope System.

5.07 Permits. Schedule 5.07 lists all material Permits. (a) Company is the lawful licensee or permittee under all Permits; (b) each such Permit is in full force and effect; and (c) Company is in compliance with all material obligations with respect thereto. All fees and other payments due and owing under the Permits prior to the date hereof and prior to the Closing Date, as applicable, and in each case attributable to the Company Interests, have been paid in full. Company has all Permits required for the continued conduct of the business of Company, except for such Permits as may be required for construction and operation of the Jackalope System pursuant to any further build-out of the Jackalope System. There is no formal Proceeding pending by, nor has Seller or Company received a notice of any pending investigation or Proceeding by any Governmental Entity modifying, suspending, revoking, withdrawing, or terminating any such Permit.

5.08 Compliance with Laws. Company is in compliance in all material respects with all Legal Requirements applicable to the ownership, use or operation of the Assets.

5.09 Legal Proceedings. There are no civil, criminal, administrative, arbitration or other Proceedings pending or, to Seller’s Knowledge, threatened against Company, and there are no governmental investigations pending or, to Seller’s Knowledge, threatened against Company.

5.10 Environmental Matters. The ownership, use, maintenance and operations of the Assets, and the conduct of Company’s business, are, to Seller’s Knowledge, in compliance in all material respects with all Environmental Legal Requirements. Seller has not received any written notice alleging that Company or the Assets or any operations thereon are not in compliance with all applicable Environmental Legal Requirements, which notice has not been fully and finally resolved. The ownership, operation, or condition of any of the Assets is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Legal Requirement directed specifically to or specifically concerning the Assets. No Hazardous Materials have been disposed of or released at, on, under, about or from any of the Assets by Company or its Affiliates or, to Seller’s Knowledge, any other Person, except in compliance with, or as would not give rise to Liability under, Environmental Legal Requirements.

5.11 Taxes. For the periods ending on or before the Closing Date, Company has not been required to file any Tax Return, and (a) there is no claim or adjustment pending by any Governmental Entity in connection with any Tax relating to Company; (b) no Tax Returns are under audit or examination by any Governmental Entity; (c) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return relating or the assessment or collection of any Tax relating to Company or the Assets; and (d) Company is not a party to any Tax allocation or sharing arrangement. Prior to the Closing, Seller shall use its reasonable endeavors as a non-operator of the Assets and a non-managing member of the Company to request Company not to (y) take any action to amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Entity concerning Taxes or (z) file with, or provide to, any Governmental Entity any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes.

5.12 Employees and Employee Benefits.

(a) Neither Company nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or have any obligation or liability under any Employee Benefit Plan. None of the Employee Benefit Plans provides medical or death benefits with respect to current or former employees beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA, Section 4980B of the Code or applicable state law.

(b) Neither Company nor any of its ERISA Affiliates have within the last six (6) years had an obligation to contribute to, or had any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c) Company is in material compliance with all Legal Requirements respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Legal Requirements.

5.13 Brokers. Neither Company nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer or Company will have any Liability or obligation.

5.14 Financial Statements. Attached hereto as Schedule 5.14 are: (a) the unaudited balance sheet of Company as of September 30, 2012 for the three months then ended; (b) the unaudited balance sheet of Company as of December 31, 2012 for the three months then ended; (c) the unaudited balance sheet of Company as of March 31, 2013 (the “Balance Sheet Date”) for the three months then ended, and (d) in each case, the related unaudited statements of income and cash flow (collectively, the “Financial Statements”). The Financial Statements fairly present the financial condition and results of operations of Company as of the respective dates thereof and for the periods therein referred. The Financial Statements referred to in this Section reflect the consistent application of accounting principles used therein throughout the periods involved.

5.15 Absence of Undisclosed Liabilities. From and after the Balance Sheet Date, Company has not incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities (a) which would not be required to be accrued or disclosed on Company’s balance sheet, related statements of income, members equity and cash flows under GAAP; (b) which were incurred in the ordinary course of business consistent with past practice; or (c) which are disclosed in Schedule 5.15 hereto.

5.16 Absence of Changes. Since December 31, 2012, there has not been: (a) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Assets; (b) any sale, assignment, lease, transfer, license, abandonment or other disposition by Company of any interest in the Assets; or (c) any agreement to do any of the foregoing. Since December 31, 2012, the Assets have been operated and maintained in the ordinary course of business consistent with past practices as a gathering system that remains under construction.

5.17 Insurance. Schedule 5.17 sets forth a true, correct and complete list of all insurance policies owned by Company or by which Company or the Assets are covered against Liabilities, all of which are now in full force and effect. Except as set forth in Schedule 5.17, all policies to which Company is a party are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and, to Seller’s Knowledge, no pending notice of default, cancellation or termination has been received by Company.

5.18 Future Delivery of Hydrocarbons. Company is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons or forward sale of production obligation to deliver hydrocarbons at some future time without receiving full payment therefor at or after the time of delivery.

5.19 Regulation. Company is not subject to regulation under any applicable U.S. state Legal Requirements or regulations (a) as a “public utility,” “public service company” or similar designation(s), or as a “holding company” or similar designation of such regulated entity, or (b) respecting the rates charged by, or the financial or organizational regulation of, public utilities, common carriers or their affiliates. Neither the Assets nor the business of Company as currently owned and operated is subject to regulation under the Natural Gas Act or the Natural Gas Policy Act of 1978, as amended.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

6.01 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and is in good standing under the Legal Requirements of the State of Delaware. Buyer has all requisite limited partnership power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

6.02 Approval and Enforceability. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly and validly approved by all requisite company or partnership action, as applicable, necessary on behalf of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.

6.03 No Violation or Consent. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not:

(a) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; or

(b) require Buyer to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act.

6.04 Brokers. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Seller might have any Liability or obligation.

6.05 Legal Proceedings. There are no civil, criminal, administrative, arbitration or other Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, and there are no governmental investigations pending or, to Buyer’s knowledge, threatened against Buyer, that seek to restrain or enjoin the transactions contemplated by this Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS OF THE PARTIES

7.01 HSR Act. In the event approval under the HSR Act is required for the consummation of the transactions contemplated by this Agreement, from the date of this Agreement until the Closing, (a) Seller shall, and shall cause its respective Affiliates to, and (b) Buyer shall request that the Buyer UPE (as defined below) shall: (i) use reasonable efforts to make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, and take any action necessitated by such filings, in each case as promptly as is reasonably practicable; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings; (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and Proceedings with any Governmental Entity relating to such filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act or any related Legal Requirements for additional information, documents or other materials; (vii) use reasonable efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement; and (viii) use reasonable efforts to contest and resist any action or Proceeding instituted (or threatened in writing to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of the HSR Act or any other Legal Requirement. The Parties acknowledge that the Person anticipated to be the ultimate parent entity of Buyer upon the closing of the transactions contemplated by this Agreement (the “Buyer UPE”) is not an Affiliate of Buyer as of the date hereof. In the event such Buyer UPE is unable to obtain approval under the HSR Act or such Buyer UPE will not be the ultimate parent entity of Buyer upon the closing of the transactions contemplated by this Agreement, then Buyer shall, and shall cause its Affiliates to, comply with the provisions set forth in clauses (i) – (viii) above. If a Party intends to participate in any meeting with any Governmental Entity with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting. Notwithstanding the foregoing, nothing contained in this Agreement requires Buyer or any its Affiliates to take any action with respect to any of the assets or businesses of Buyer or any of its Affiliates, or the Jackalope System or any of the Company Interests, or any combination thereof, if such action would require any assets or businesses to be divested or held separately by Buyer. Seller and Buyer shall each bear and pay one-half of the initial filing fees required to be paid by Seller or Buyer, and any other applicable fees required to be paid by Seller or Buyer under the HSR Act shall be paid by such required party.

7.02 Access. The Parties acknowledge that Seller is not the operator of the Jackalope System or the managing member of the Company, and does not have general authority or control in respect of the actions of the Company or the operation of the Jackalope System. Until the earlier of the Closing Date or termination of this Agreement, Seller shall use its reasonable endeavors as a non-managing member of the Company to request that Buyer shall have reasonable access to the business, properties and employees of Company and information concerning its financial and legal condition, provided that such access shall not interfere with normal operations of Company. Seller agrees to request, at Buyer’s request, that the Company permit Buyer and its authorized representatives to have, after the date hereof and until the earlier of the Closing Date or termination of this Agreement, reasonable access to the accounting, real property and operational records and documents which relate to Company during normal business hours. The officers of Seller will furnish Buyer with such existing financial and operating data and other information in Seller’s possession with respect to Seller’s investment in the Jackalope System as Buyer shall from time to time reasonably request. Buyer shall coordinate all of its requests for such access through Seller, and shall provide reasonable advance notice of each such request. No investigation by Buyer heretofore or hereafter made, or knowledge by Buyer, its Affiliates or its or their respective employees of any of breach of Seller’s representations, warranties or covenants, shall affect the representations, warranties and covenants of Seller or Buyer’s right to indemnification as provided in this Agreement, and each such representation, warranty and covenant shall survive any such investigation.

7.03 Required Consents. Seller shall use its reasonable efforts to obtain the Required Consents, and Buyer shall provide Seller with any information and assistance reasonably requested by Seller in relation thereto.

7.04 Operation of Business. From the date of this Agreement until Closing, Seller shall use its reasonable endeavors as a non-operator of the Assets and a non-managing member of the Company to request that Company shall operate its business in the ordinary course and substantially in accordance with its past operating and maintenance practices, and Seller shall cause Company not to, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed): (a) sell, assign, transfer, lease, or otherwise dispose of any of the material Assets; (b) approve or consent to any Unanimous Voting Item (as defined in the Company Agreement); (c) liquidate, dissolve, recapitalize or otherwise wind up its business; (d) merge or consolidate with, or purchase any equity interests in, or make an investment in any Person; or (e) agree, whether in writing or otherwise, to do any of the foregoing.

7.05 Cooperation and Preservation of Books and Records. The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Party; therefore, the Parties shall (a) use commercially reasonable efforts to properly retain and maintain such records until the thirtieth (30th) day following the last date on which the period to which such records relate is subject to audit by any Governmental Entity, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time for use in connection with the preparation of Tax Returns or in connection any Proceeding, Claim or Tax audit. Such inspection, review and copying of records shall be conducted during normal business hours and at the requesting Party’s expense.

7.06 Casualty Loss. If physical damage to, destruction of, or condemnation or taking under any right of eminent domain of any of the Assets occurs between the date of this Agreement and Closing (a “Casualty Loss”) and such Casualty Loss exceeds ten percent (10%) of the Purchase Price, either Party may, by notice to the other Party, terminate this Agreement. If either Party exercises its option to terminate this Agreement pursuant to this Section 7.06, this Agreement will be void and have no further effect, the provisions of Section 8.05 will apply, and each Party will have no further right or duty to or claim against the other Party, except as expressly provided otherwise in this Agreement. If neither Party exercises its option to terminate this Agreement pursuant to this Section 7.06, then: (a) neither Party’s rights or obligations shall be affected in any way; (b) there will not be deemed a breach of representation or warranty by Seller as a result of such Casualty Loss; (c) there will be no change to the Purchase Price in respect of the Casualty Loss; and (d) to the extent Seller is a named insured or additional insured under any insurance maintained by the operator of the Assets in respect of the Casualty Loss and the benefit of such position of the Seller is freely assignable to Buyer, Seller shall assign such benefit to Buyer.

7.07 Rights of First Offer. Each of the Parties have agreed to provide certain rights of first offer as more particularly described in the Side Letter.

7.08 Taxes. Buyer shall bear and pay all Transfer Taxes, if any, on the transfer of the Company Interests contemplated by this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING AND TERMINATION

8.01 Conditions to Obligation of Buyer. The obligation of Buyer to perform its obligations hereunder at the Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Buyer in its sole discretion in writing on or before the Closing Date):

(a) The representations and warranties under Articles 4 and 5 shall be true and correct in all material respects as of the Closing Date (or in all respects in the case of Section 5.06 or in the case of any representation or warranty containing any materiality or similar qualification), and Seller shall have performed in all material respects all covenants and obligations required of Seller by this Agreement to be performed on or before the Closing Date; and Seller shall have delivered to Buyer a certificate to that effect.

(b) All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 3.02(a) shall have been delivered or ready to be delivered.

(c) All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transactions contemplated by this Agreement shall have expired or been terminated.

(d) No legal action or Proceeding shall have been instituted after the date hereof against Seller or Buyer, arising by reason of the acquisition of the Company Interests pursuant to this Agreement, which could reasonably be expected to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement.

(e) The Required Consents listed on Schedule 8.01(e) shall have been received or obtained by Seller.

(f) Each of the GGPA, C&O Agreement, and the Company Agreement shall be in full force and effect without any amendment, modification or supplementation except as otherwise approved in writing by Buyer. The Marketing Agreement shall have been fully executed and delivered and become in full force and effect at the Closing without any amendment, modification or supplementation except as otherwise approved in writing by Buyer.

8.02 Conditions to Obligation of Seller. The obligation of Seller to perform its respective obligations hereunder at the Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Seller in its sole discretion in writing on or before the Closing Date):

(a) The representations and warranties of Buyer hereunder shall be true and correct in all material respects as of the Closing Date, and Buyer shall have performed in all material respects all covenants and obligations required of Buyer by this Agreement to be performed on or before the Closing Date; and Buyer shall have delivered to Seller a certificate to that effect.

(b) All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 3.02(b) shall have been delivered or ready to be delivered, including, but not limited to, payment of the Purchase Price.

(c) All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transactions contemplated by this Agreement shall have expired or been terminated.

(d) No legal action or Proceeding shall have been instituted after the date hereof against Seller, arising by reason of the acquisition of the Company Interests pursuant to this Agreement, which could reasonably be expected to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement.

(e) The Required Consents listed on Schedule 8.01(e) shall have been received or obtained by Seller.

8.03 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to Closing:

(a) by Buyer, if the Closing has not taken place on or before the Outside Date other than as a result of a material breach by Buyer of any representation, warranty, covenant or obligation of Buyer contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing;

(b) by Seller, if the Closing has not taken place on or before Outside Date other than as a result of a material breach by Seller of any representation, warranty, covenant or obligation of Seller contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing;

(c) by Buyer or Seller, if approval is required by the HSR Act for the transaction contemplated by this Agreement and such approval has not been obtained, nor deemed to have been obtained, prior to the HSR Approval Deadline other than as a result of any material breach by the terminating Party of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of the other Party at the Closing;

(d) by Seller, if there has been a material breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;

(e) by Buyer, if there has been a material breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer;

(f) by either Buyer or Seller, if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(g) by mutual agreement of the Parties in writing.

8.04 Specific Performance for Pre-Closing Breach. In the event of breach of this Agreement by Seller prior to Closing, Buyer shall be deemed to not have an adequate remedy at law and shall be entitled to seek specific performance with respect to performance of this Agreement, without the necessity of posting bond or furnishing other security. Such right shall be in addition to all other rights and remedies set forth in this Agreement or available at law or in equity.

8.05 Effect of Termination. If this Agreement is terminated pursuant to Section 8.03: this Agreement shall become void and of no further force or effect (except for the provisions of Section 10.03 and Article 11, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect); provided, that nothing in this Section 8.05 shall release any Party from any Liability for any willful breach of any material representation, warranty, covenant or agreement in this Agreement that exists at the time of such termination.

ARTICLE 9

SURVIVAL

9.01 Survival. Except as otherwise expressly provided herein, the indemnification provisions in Article 10 in respect of the covenants and obligations of the Parties under this Agreement shall survive Closing for the applicable statute of limitations period. The indemnification provisions in Section 10.01(b) in respect of the representations and warranties of Buyer under this Agreement shall survive the Closing for a period of eighteen (18) months with the exception that the indemnities in respect of the representations and warranties in Sections 6.01, 6.02, 6.03 and 6.04 shall survive indefinitely. The indemnification provisions in Section 10.01(a) in respect of the representations and warranties of Seller under this Agreement shall survive the Closing for a period of eighteen (18) months with the exception that the indemnities in respect of the representations and warranties (collectively, the “Fundamental Reps”) in (a) Section 5.11 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, and (b) Sections 4.01, 4.02, 4.03, 4.04, 4.06, 5.01, 5.02, 5.03, 5.06 and 5.13 shall survive indefinitely. A Buyer Indemnified Party seeking a remedy pursuant to Section 10.01 for a breach of a representation or warranty must commence a Claim with respect to such a breach within the applicable survival period noted above. In the event that a Claim for indemnification is properly brought under Section 10.01 within the applicable survival period, the survival period under this Section with respect to the breach of the applicable representation or warranty shall toll or be deemed to have tolled, with respect to such Claim only, until such Claim is ultimately resolved by a written instrument executed by each of the Parties or finally resolved by a court of competent jurisdiction. If a Buyer Indemnified Party or Seller Indemnified Party fails to commence a Claim arising from the breach of a representation or warranty hereunder within the applicable survival period, such Buyer Indemnified Party or Seller Indemnified Party shall be deemed to have waived such Claim and all Damages related thereto.

ARTICLE 10

INDEMNIFICATION

10.01 Indemnification.

(a) Subject to the survival provisions set forth in Article 9 and the limitations set forth in this Section 10.01(a), from and after Closing, Seller shall indemnify, defend, hold harmless and release Buyer, its Affiliates, and its and their respective directors, officers and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims, Liabilities (including STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LEGAL REQUIREMENTS OR OTHERWISE) and Damages that arise out of, result from or are payable as a result of the (i) breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller at Closing, or (ii) the failure of Seller to perform any covenant or obligation required to be performed by it under this Agreement, IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL MISCONDUCT) OF THE BUYER INDEMNIFIED PARTIES; provided, however, that the obligations of Seller under this Section 10.01(a) shall be subject to the following limitations:

(1) Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify, defend, hold harmless or release the Buyer Indemnified Parties for any Damages pursuant to Section 10.01(a)(i) to the extent the aggregate amount of such Damages suffered or incurred by the Buyer Indemnified Parties (i) does not exceed $1,000,000 (the “Deductible”) or (ii) exceeds $10,000,000 (the “Cap”); provided, however, that solely with respect to any Claims made after the first anniversary of the Closing Date, the Cap for any such related Damages shall be reduced to $5,000,000 (it being acknowledged and agreed that in no event shall the aggregate amount of all Damages related to Claims made before and after the first anniversary of the Closing Date exceed $10,000,000).

(2) The Parties acknowledge and agree that the intent of subsection (1) above, and this Agreement, is that the Seller shall have no liability or responsibility for Damages amounts below the Deductible, and that all Damages amounts below the Deductible or exceeding the Cap with respect to the matters set forth in Section 10.01(a)(i) above shall be borne by Buyer; provided however, that the limitations in subsection (1) above shall not apply to a breach of any of the Fundamental Reps or any Claim based on actual fraud.

(3) The Parties acknowledge and agree that with respect to any capital expenditures made or to be made by Buyer to the Company arising from or related to any capital contributions that were required to be made prior to the Closing Date, that solely to the extent that such capital expenditures are taken into account in the cost of service payment obligations by Seller under the GGPA, then such capital expenditures shall not be included in the determination of Damages pursuant to an indemnification claim under this Article 10.

(4) For purposes of this Article 10 (but not for determining the fulfillment of the conditions to Closing under Article 8), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any Knowledge, materiality or similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that the Knowledge qualifications set forth in Section 4.05 and Section 5.09 of this Agreement shall remain for purposes of determining any inaccuracy in or breach of any representation or warranty set forth in Section 4.05 and Section 5.09.

(b) Subject to the survival provisions set forth in Article 9, from and after Closing Buyer shall indemnify, defend, hold harmless and release Seller, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Claims, Liabilities (including STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LEGAL REQUIREMENTS OR OTHERWISE) and Damages that arise out of, result from or are payable as a result of the (i) the breach of any representation or warranty made by Buyer in this Agreement and in any certificate delivered by Buyer at Closing, or (ii) failure of Buyer to perform any covenant or obligation required to be performed by it under this Agreement, IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES; provided, however, it shall not be necessary for a third party Claim to have been brought or threatened against a Seller Indemnified Party for the indemnity obligations of Buyer to apply.

(c) In the event that any Claim for which Seller, on the one hand, or Buyer, on the other hand (each an “Indemnifying Party”), would be liable to the other Party or another Person indemnified under this Section 10.01 (each collectively, an “Indemnified Party”) is asserted against or sought to be collected from such Indemnified Party by a non-Affiliate third Person, the Indemnified Party shall notify the Indemnifying Party in writing of such Claim promptly after becoming aware of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder, except to the extent the Indemnifying Party is prejudiced by such omission or delay. The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized during the Notice Period, after giving additional notice to the Indemnifying Party, to file any motion, answer or other pleading necessary to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then the Indemnifying Party shall, at its own expense, assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 10.01(d) below, the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and settle or prosecute such proceeding to a final conclusion, and the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim, or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim for which it has an indemnity obligation under this Section 10.01, the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense incurred (but only if and to the extent the Indemnified Party is actually entitled to indemnification hereunder) in regard to such Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate Proceedings. In such circumstances, the Indemnified Party shall defend such Claim in good faith and have full control of such defense and Proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Claim, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent. Additionally, in such circumstances, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.01(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on Claims that are the subject matter of such Proceeding, (B) such settlement does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to pay the full amount of the settlement to the extent pertaining to such Indemnified Party.

(d) If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 10.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.

10.02 Exclusive Remedy Post-Closing. From and after Closing, Section 10.01 shall be the exclusive remedy of both Parties for monetary Damages for breach of this Agreement and each of the Parties hereby waives any other Claim, cause of action, or remedy for monetary Damages that it might assert against the other, whether under statutory or common law, or any other Legal Requirement; provided that nothing in this Section 10.02 shall prevent either Party from (a) seeking specific performance, injunctive and/or similar equitable relief for Claims of breach or failure to perform covenants performable under this Agreement at any time after the Closing or (b) pursuing, and recovering in respect of, any claim based on actual fraud. The Parties acknowledge that the Seller has had limited access to information in respect of the Company Interests, the Assets and the Company, and has no obligation to make any inquiry with respect thereto. Any failure of Seller to conduct diligence in respect of the Company Interests, the Assets or the Company, including any failure to make inquiries of the managing member of the Company, shall not be deemed to comprise fraud, whether actual, constructive or otherwise.

10.03 Limitation of Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT, OR SPECIAL DAMAGES, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT. This Section shall in no way limit or qualify the Parties’ indemnification obligations under Section 10.01 with respect to Claims made against any Party by a non-Affiliate third Person.

ARTICLE 11

MISCELLANEOUS

11.01 Governing Law; Waiver of Jury Trial. This Agreement, all instruments executed in accordance with it and any disputes arising out of or relating to this Agreement or any contemplated transaction shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.

11.02 Entire Agreement. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) together with the Confidentiality Agreement constitute the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling. Buyer and Seller agree that the Confidentiality Agreement shall terminate effective upon the Closing. Neither Buyer or Seller has relied on any representation or warranty (or omission) made by or on behalf of the other Party other than the representations and warranties expressly set forth in this Agreement, and each Party acknowledges that it is relying exclusively on its own judgment as to all matters other than to the extent provided in the representations and warranties set forth in this Agreement.

11.03 Waiver. No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by Buyer and Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.04 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of either Buyer or Seller, as applicable, and any such assignment that is not consented to shall be null and void; provided, that no consent of Seller shall be required in connection with any assignment by Buyer of any of Buyer’s rights, interests and obligations hereunder (a) for the purpose of securing any financing of the transactions contemplated hereby, and/or (b) to a wholly-owned subsidiary of Buyer, in each case so long as such assignment in no way limits Buyer’s obligations hereunder.

11.06 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses and facsimile numbers of the Parties shall be as follows:

For Seller to:	RKI Exploration & Production, LLC
210 Park Avenue, Suite 900
Oklahoma City, OK 73102
Attn: Manager – Oil & Gas Sales
Facsimile: (405) 996-5746

For Buyer to:	Crestwood Niobrara LLC
700 Louisiana Street, Suite 2060
Houston, Texas 77002
Attn: General Counsel
Facsimile: (832) 519-2250

Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

11.07 Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants).

11.08 Severability. The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.

11.09 Amendment. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.

11.10 Further Assurances. If at any time after the Closing, any further action is reasonably necessary to transfer the Company Interests to Buyer, Buyer and Seller shall execute such additional conveyances or other instruments as necessary to more effectively transfer, convey and assign the Company Interests to Buyer.

11.11 Third-Party Beneficiaries. Nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention.

11.12 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

11.13 Publicity. Prior to making any public announcement with respect to the transactions contemplated hereby, each Party shall consult with the other Party and use reasonable efforts to agree upon the text of a proposed joint announcement or obtain the other Party’s approval of the text of such announcement (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.

11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (d) the word “including” means “including, without limitation.”

11.15 Schedules. Seller may by written notice to Buyer revise or supplement the disclosure Schedules hereunder, or add new disclosure Schedules, at any time prior to the Closing Date to reflect any information, event or circumstance that came into existence after the date hereof and would have been required to be disclosed on one or more existing or new disclosure Schedules if such information was in existence on the date of this Agreement. In no event shall any such supplement, amendment or addition be effective to cure and correct, for all purposes (including, but not limited to, Seller’s indemnification obligations set forth in Section 10.01), any breach of any representation, warranty, or covenant that would otherwise have existed by reason of Seller not having made such amendment, supplement or addition. The inclusion of any information in any Schedule shall not be deemed to indicate that such information is required to be disclosed, or establish or be an admission of any level of materiality or similar threshold.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER:

RKI EXPLORATION & PRODUCTION, LLC

By:	/s/ Jeffrey A Bonney
Name:	Jeffrey A Bonney
Title:	VP & CFO

BUYER:

CRESTWOOD NIOBRARA LLC

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	SVP – Chief Commercial Officer

Solely for purposes of Section 2.04

PARENT:

CRESTWOOD MIDSTREAM PARTNERS LP,

By Crestwood Gas Services GP LLC, its General Partner

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	SVP – Chief Commercial Officer

EXHIBIT A

JACKALOPE SYSTEM MAP

ACMP / Niobrara
Casper Planned
CONVERSE CO.
WYOMING
Legend

EXHIBIT B

COMPANY AGREEMENT

JACKALOPE GAS GATHERING SERVICES, L.L.C.

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This First Amended and Restated Limited Liability Company Agreement (“Agreement”) of Jackalope Gas Gathering Services, L.L.C. (“Company”) is entered into on this 20th day of June, 2013, by and between Access MLP Operating, L.L.C., a Delaware limited liability company (“Access”) and RKI Exploration & Production, LLC, an Oklahoma limited liability company (“RKI”). All Exhibits and Schedules referenced in this Agreement are attached to this Agreement and incorporated by reference.

RECITALS

In accordance with and pursuant to the Act (as defined below), the Company was formed as an Oklahoma limited liability company upon the filing of the Articles of Organization of Buffalo Creek Processing Plant, L.L.C. (as amended to date, the “Articles of Organization”) with the Secretary of State of the State of Oklahoma (the “Oklahoma SOS”) on April 12, 2012. Pursuant to the filing of the Amended Articles of Organization with the Oklahoma SOS on June 6, 2012, the name of the Company was changed to Jackalope Gas Gathering Services, L.L.C.

Chesapeake Midstream Operating, L.L.C., an Oklahoma limited liability company, executed and entered into that certain Operating Agreement for Buffalo Creek Processing Plant, L.L.C., dated effective as of April 12, 2012 (the “First Agreement”). Upon proper execution and delivery of this Agreement, this Agreement amends, restates and replaces in its entirety the First Agreement, which shall have no further force or effect.

Prior to the date hereof, the Company was a disregarded entity for United States federal income tax purposes and certain state income tax laws that incorporate or follow federal income tax principles as to tax partnerships (collectively, “Tax Purposes”).

Access, RKI and the Company executed and entered into that certain Contribution Agreement dated as of the date hereof (the “Contribution Agreement”) pursuant to which the Company issued to RKI 50% of the outstanding Units in the Company in exchange for RKI’s contribution of the RKI Assets (as such term is defined in the Contribution Agreement), and Access was treated as contributing the Access Assets (as such term is defined in the Contribution Agreement) to the Company in exchange for 50% of the outstanding Units of the Company. The parties to the Contribution Agreement agreed that for Tax Purposes from and after the date of the Contribution Agreement, the Company will be treated as a partnership. In order to give effect to and reflect the admission of RKI as a Member, Access and RKI are entering into this Agreement.

The parties hereto acknowledge that RKI intends to sell its entire interest in the Company to Crestwood Niobrara LLC, a Delaware limited liability company (“Crestwood”), pursuant to that certain Purchase and Sale Agreement dated as of June 21st, 2013 between RKI and Crestwood (the “Purchase Agreement”).

In consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the parties to this Agreement (and each Person who subsequently becomes a party to this Agreement) agree as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1 Name. The name of the Company is Jackalope Gas Gathering Services, L.L.C. This Agreement will be effective at 12:01 a.m. Central time on June 20, 2013. All business of the Company will be conducted in the name of the Company or in such other name(s) as the Members may approve in connection with the business of the Company or as necessary under any applicable law in order to qualify the Company to conduct business in any jurisdiction.

1.2 Principal Place of Business. The address of the principal office of the Company is 525 Central Park Drive; Oklahoma City, OK 73105, and may be moved to another location as the Managing Member may determine.

1.3 Registered Office and Resident Agent. The registered office of the Company and the name of the resident agent are as stated in the Articles of Organization, as may be amended from time to time, and may be changed pursuant to the Oklahoma Limited Liability Company Act, Okla. Stat. tit. 18, § 2000 et seq. (the “Act”).

1.4 Purpose. The business and purposes of the Company are to: (a) conduct the Business; (b) hold and otherwise own and deal with all Capital Contributions and with such other assets as may be acquired by or contributed to the Company; (c) engage in any other lawful acts or activities for which limited liability companies may be formed under the Act; and (d) engage in all activities necessary, customary, convenient, or incidental to any of the forgoing.

1.5 Term. The term of the Company began on the date the Articles of Organization were initially filed with the Oklahoma SOS and will continue in existence until termination and dissolution pursuant to this Agreement and the Act.

ARTICLE 2 MEMBERS

2.1 Authority of the Managing Member. Except as may be expressly provided otherwise herein, including, without limitation, as provided in Sections 2.2 and 2.3, the Managing Member will conduct, direct, and exercise full control over all activities of the Company. For purposes hereof, the “Managing Member” shall be Access (or its successor Affiliate) until such time as Access or its Affiliates no longer has a Pro Rata Share equal to at least 50%, at which time Access shall automatically be removed as the Managing Member and, so long as RKI or its Affiliates has a Pro Rata Share equal to at least 50%, RKI shall be the Managing Member. All management powers over the business and affairs of the Company will be exclusively vested in the Managing Member, and the Managing Member will have the sole power to bind or take any action on behalf of the Company or to exercise any rights and powers (including the rights and powers to take certain actions, give, or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or any other agreement, instrument, or other document to which the Company is a party.

2.2 Action Requiring a Unanimous Vote. Notwithstanding anything to the contrary in this Agreement, the following actions by the Company require the approval of all of the Voting Interests (collectively, “Unanimous Voting Items”):

(a) The liquidation, dissolution, recapitalization, or reorganization in any form of transaction of the Company or any Subsidiary;

(b) The election of or any change in the manner in which either (i) the Company or any Subsidiary or any material transaction to which the Company or any Subsidiary is a party is treated for tax purposes or (ii) any material item of income or expense is treated for tax purposes;

(c) Any material change to the Business or operations of the Company in response to a New Law, as set forth in Section 6.1;

(d) The merger or consolidation of the Company or any Subsidiary with any other Person;

(e) The acquisition by the Company or any Subsidiary of any equity interest in any other Person;

(f) The issuance of any Units or any equity securities of the Company or any Subsidiary of the Company;

(g) An initial public offering of the Units or other equity securities of the Company or any of its Subsidiaries;

(h) An exit from the Business or entry into a line of business other than the Business by the Company or any Subsidiary or any change to any fundamental characteristic of the Business;

(i) An amendment to, modification of, or waiver of any provision of the Articles of Organization, this Agreement, or any Transaction Document;

(j) A declaration of any dividend or distribution on the Units of the Company, other than a distribution pursuant to Section 3.2;

(k) The filing of a voluntary Bankruptcy or similar proceeding or the election not to contest any Bankruptcy or similar proceeding filed against the Company or any Subsidiary;

(l) A conversion of the Company from a limited liability company into a corporation or other form of business entity;

(m) The encumbering of any assets of the Company (not including any Units of the Company) or any of its Subsidiaries, in each case, other than in the ordinary course of the Business (and for clarity, under no circumstances will any pledge or encumbrance of any assets of the Company in connection with any indebtedness of any Member be deemed to be in the ordinary course of the Business);

(n) The issuance, incurrence, renewal, refinancing, early repayment, or discharge of any material indebtedness other than the extension of credit in the ordinary course of the Business;

(o) The Company’s or any Subsidiary’s guaranteeing of obligations of any other Person or providing any indemnity not in the ordinary course of the Business;

(p) Except as delegated to the C&O Operator pursuant to Article II of the Construction and Operating Agreement but subject to the limitations set forth in Section 7.3(e) of the Construction and Operating Agreement, the commencement or settlement of any material dispute, arbitration, litigation, mediation, or other proceeding (other than the commencement or settlement of any such proceeding in which a Member is a defendant, in which case such Member will not be entitled to vote on such matter) in which the contested amount is greater than $500,000;

(q) A sale, lease, or disposal of any material asset of the Company or any of its Subsidiaries;

(r) The entry into any contract, agreement, transaction, or arrangement (financial or otherwise), or any amendment or modification thereto or material consent, approval or waiver to be given on the part of the Company thereunder (other than in connection with the approval of any Budget subject to Section 2.2(t) or any contracts or purchases subject to Section 2.2(y)), between the Company and any Member or any Affiliate of a Member (an “Affiliate Contract”), including the engagement by the Company of the C&O Operator to provide additional services in addition to those services contemplated by this Agreement and the Construction and Operating Agreement and, to the extent Marketer is a Member or an Affiliate of a Member, the engagement by the Company of the Marketer to provide additional services in addition to those services contemplated by this Agreement and the Marketing Agreement; a consent, approval or waiver in this Section 2.2(r) shall be considered “material” if such consent, approval or waiver will have an economic effect, either individually or together with a series of related transactions, of over $100,000 or would otherwise reasonably be expected to be material to the continuing operations of the Company;

(s) Except as otherwise contemplated by the Construction and Operating Agreement and, if and when the Marketing Agreement becomes effective, the Marketing Agreement which are subject to Section 2.2(y) below, entering in to any contract, agreement, transaction, or arrangement (financial or otherwise), or any amendment or modification thereto or material consent, approval or waiver to be given on part of the Company thereunder for services utilizing the Gas Gathering and Processing System;

(t) The adoption of: (i) the Initial Budget and each Subsequent Budget relating to each next succeeding calendar year and any amendments thereto, (ii) any cost of service model (and any amendments thereto) under any Gas Services Agreement and associated model inputs, including, without limitation, volume forecasts, total revenue forecasts and other forecasts or projections used in the determination or redetermination of any cost of service calculations under any Gas Services Agreement, and (iii) any Project Budget for any specific Project having aggregate expenditures of greater than $5,000,000;

(u) Any expenditures (i) not covered in a Budget or (ii) in excess of 110% of the aggregate amount budgeted in (A) a Budget (including the budgets included therein that are submitted by the C&O Operator pursuant to the Construction and Operating Agreement) or (B) any Subsidiary’s annual operating budget; provided, however, such consent shall not be necessary in connection with any expenditure required by reason of an Emergency.

(v) Each Additional Capital Contribution pursuant to Section 3.1(c);

(w) The determination of (i) the Capital Account balance of each Member as of the date of this Agreement, (ii) the Agreed Value of any Contributed Property or other property of the Company or (iii) the Carrying Value of any property of Company;

(x) The obtainment, cancellation, or material modification of insurance on behalf of the Company other than any insurance required to be purchased by the C&O Operator on behalf of the Company under the Construction and Operating Agreement;

(y) The approval of the annual minimum cash reserve to be maintained by the Company, as recommended by the C&O Operator; and

(z) The entry (i) by the C&O Operator on behalf of the Company into (A) any contract (or series of related contracts) for services or for the purchase (or series of related purchases) of items, materials, and supplies under the Construction and Operating Agreement for amounts greater than $5,000,000 or (B) any lease for real or personal property that during the term of such lease is reasonably expected to result in an expenditure of greater than $1,000,000, provided, however, to the extent any series of related contracts and/or purchases is related to a project or undertaking previously approved by the Members, then such consent of the Members shall not be required for each contract or purchase related to such project or undertaking, unless any individual contract or purchase (or series of directly related contracts or purchases for substantially similar services or equipment) is greater than $5,000,000, or (ii) by the Marketer into any contract to be executed by the Company in connection with any Gas Services Agreement.

With respect to any Unanimous Voting Item, the Member requesting such approval will deliver written request for approval to the other Member. Each Member will deliver its approval or disapproval to the Company within 5 Business Days following receipt of the request for approval from the requesting Member, and failure to deliver notice of such approval or disapproval will be deemed disapproval by such

Member of the matters set forth in the request for approval. Notwithstanding the foregoing, with respect to any proposed Budget, expenditures, contracts, leases or purchases that are Recoverable Costs to be incurred in connection with the Company’s fulfillment of its obligations under the Gas Services Agreements, if the Members are unable to unanimously agree on any such proposed Budget, expenditures, contracts, leases or purchases within such five-Business Day period, then, upon the written request of either Member, the Chief Executive Officer of each Member or its Specified Affiliate shall meet to attempt to resolve any disputed items with respect to such proposed Budget, expenditures, contracts, leases or purchases. If the Members and, if applicable, their respective Chief Executive Officers, are unable to agree on a proposed Budget, expenditures, contracts or purchases by the date such proposed Budget, expenditures, contracts, leases or purchases are required to be submitted to the Shippers or are otherwise obligated to be performed under the Gas Services Agreements, then such Budget, expenditures, contracts, leases or purchases, as proposed by the C&O Operator, will be deemed to have been approved by the Company solely with respect to those items that are Recoverable Costs incurred in connection with the Company’s fulfillment of its obligations under the Gas Services Agreements.

2.3 Affiliate Contracts. With respect to any breach or default under any Affiliate Contract by the counterparty who is an Affiliate of a Member, the Member who is not an Affiliate of such counterparty shall have the sole and exclusive right on behalf of the Company to give a notice, demand or other action to or regarding the counterparty under an Affiliate Contract asserting, declaring or following a default of an Affiliate Contract on the part of such counterparty pursuant to and in compliance with the applicable provisions of the Affiliate Contract. For the avoidance of doubt, the Member that is not an Affiliate of the C&O Operator shall have the sole authority to act on behalf of the Company with respect to any breach or default under the Construction and Operating Agreement, and, if and when the Marketing Agreement becomes effective, the Member that is not an Affiliate of the Marketer shall have the sole authority to act on behalf of the Company with respect to any breach or default under the Marketing Agreement.

2.4 Voting Rights. Each Member will be entitled to one Voting Interest for each Unit owned by such Member, and holders of partial Units, if any, will be entitled to a corresponding partial Voting Interest with respect to those Units. Unless a different vote is required by the Act, the Articles of Organization, or this Agreement, a majority of the Voting Interests held by Members entitled to vote with respect thereto is required to approve any matter on which Members are voting. When the Act, the Articles of Organization, or this Agreement calls for a vote of the holders of a majority of the Voting Interests to approve a matter on which the Members are voting, such reference is to a majority of the total of all Voting Interests then in existence held by Members entitled to vote with respect to such matter; when the Act, the Articles of Organization, or this Agreement calls for the unanimous vote of the Members, such reference is to the total of all Voting Interests then in existence held by Members entitled to vote with respect to such matter. In the event of any conflict between the voting requirements in this Article 2 (Members) and any provision of any other Transaction Documents, the voting requirements set forth in this Article 2 (Members) will govern. Any failure to vote, whether due to absence, abstention, or otherwise, will be deemed a vote against the proposition upon which the vote was taken.

2.5 Member Authorization. Members may vote:

(a) In person or by proxy at a meeting or by submitting to a meeting a written ballot with respect to a specific matter; or

(b) Without a meeting and without notice, pursuant to written consent, before or after the action, in accordance with Section 2.6.

2.6 Action by Written Consent of Members. A written consent of Members must state the action taken or to be taken and be signed by holders of Voting Interests having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all Members entitled to vote on the action were present and voted. Prompt notice of the taking of the Company action by less than unanimous written consent will be given to the Member who has not consented.

2.7 Liability of Members and Affiliates.

(a) A Member will have no personal liability whatsoever to the creditors of the Company for the liabilities of the Company, except to the extent such Member specifically agrees in writing to be responsible for such liabilities of the Company. No past, present, or future director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney, or representative of any Member will have any liability (whether in contract, tort, or otherwise) for any liabilities of the Company arising under, in connection with, or related to this Agreement or for any breach of this Agreement by any Member.

(b) Notwithstanding the foregoing, nothing in this Section 2.7 will relieve any Member of any liability (i) arising from any transactions pursuant to Article 4 (Transfers of Units) or (ii) as expressly provided in any of the Transaction Documents.

2.8 Indemnification of Member. The Company will, to the fullest extent permitted by law, indemnify, hold harmless, and advance expenses to its Members and may indemnify, hold harmless, and advance expenses to its employees and others (“Indemnitees”) from, against, and for any and all losses, expenses (including attorneys’ fees), claims, and demands sustained by reason of any acts or omissions or alleged acts or omissions, including judgments, penalties, fines, or expenses (including attorneys’ fees and expenses) incurred in a proceeding brought by a Person other than the Company or a Member to which the Indemnitee is a party or is threatened to be made a party arising from the Indemnitee acting on behalf or at the request of the Company, in any capacity other than as a counterparty to the Company in any contract or agreement, in good faith, and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company; provided, however, that the Company will have no obligation to indemnify, hold harmless, or advance expenses to an Indemnitee for actions or omissions that constitute fraud, deceit, gross negligence, or willful misconduct by the Indemnitee as established by a nonappealable order of a court of competent jurisdiction.

2.9 Books and Records. Proper and complete records and books of account of all Company business will be kept in conformity with U.S. generally accepted accounting principles, subject to normal year-end adjustments. At any reasonable time, a Member or a Member’s designated representative may inspect and copy, at such Member’s expense, the records required to be maintained under this Section 2.9 and any other books and records of the Company. The Company will, or will cause the C&O Operator to, keep and provide to the Members all of the following in accordance with the terms and provisions below:

(a) True and complete information regarding the transactions and status of the Business and financial condition of the Company;

(b) Copies of the Company’s federal, state, and local Tax Returns for which the applicable statute of limitations has not yet lapsed (which in no event shall be less than seven years from the date such Tax Return is filed or amended) and auditor reports and supporting work papers, if any, for the three most recent Fiscal Years, or such shorter period as the Company has been in existence;

(c) A current list of the full name and last known business or mailing address of each Member, the date on which each Member became a Member, and the Units held by each Member;

(d) A copy of this Agreement and the Articles of Organization and all amendments to this Agreement or the Articles of Organization, together with executed copies of any written powers of attorney pursuant to which any of the foregoing has been executed;

(e) As soon as available, but not later than fifteen (15) Business Days after the end of each calendar month financial statements of the Company, including monthly and year-to-date balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis;

(f) As soon as available, but not later than one hundred twenty (120) calendar days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), a consolidated balance sheet of Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related consolidated statements of income, changes in members’ equity and cash flows of Company and its consolidated Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, all prepared in accordance with GAAP;

(g) No less than fifteen (15) calendar days prior to the submission to the Internal Revenue Service by Company, a draft copy of the Company’s Form 1065, U.S. Return of Partnership Income shall be provided to Members, and any changes thereto reasonably requested by any Member shall be made; during the term of an extension of time to file, Company will not file any such tax return unless approved by the Members; provided however that on the final day of such extension of time to file, the Managing Member shall file a return even without Member approval in order to cause each such return not to be delinquent;

(h) (1) within fifty-five (55) calendar days after Company’s year-end, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information to date, and (2) not less than sixty (60) calendar days prior to the due date, including extensions, for the filing of Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal income tax returns or reports filed by Company for the previous year, as may be required as a result of the operations of Company, and a schedule of Company book tax differences for the immediately preceding tax year;

(i) A true and complete description and statement of the Agreed Value of any property or services contributed or agreed to be contributed by each Member or otherwise acquired by Company; and

(j) Other information regarding the affairs of Company as is reasonable in accordance with prudent business practices.

2.10 Meetings of Members. Meetings of Members may be called by any Member. Business transacted at meetings of the Members will be limited to the purpose or purposes stated in the notice. Meetings will be held at such location in the United States designated by the Person(s) calling the meeting, unless otherwise agreed by all of the Members. The Members having the Voting Interests necessary to approve the matter which is the subject of the applicable meeting of the Members will constitute a quorum.

2.11 Notice. The Member(s) calling the meeting will give notice of the time, place and purpose of the meeting. Notice will be given to all Members in accordance with Section 7.8 no less than 5 Business Days before the meeting.

2.12 Waiver of Notice. Notice of a meeting of Members to a Member may be waived in writing by such Member. The attendance of a Member at any meeting constitutes a waiver of notice of the meeting, unless the Member objects at the beginning of the meeting to the transaction of any business on grounds that the meeting is not properly called.

2.13 Attendance by Conference Telephone. The Members may participate in a meeting with the same effect as being present in person by a conference telephone or by other similar communications equipment through which all Persons participating in the meeting may hear each other and communicate contemporaneously with the other participants.

2.14 Quarterly Meetings. The Members will meet regularly on a quarterly basis at such date, time, and place as will be mutually agreed at least 15 days prior to the meeting. Pursuant to the Construction and Operating Agreement and, if and when the Marketing Agreement becomes effective, the Marketing Agreement, the C&O Operator and Marketer, respectively, will distribute an agenda and discussion materials (including construction, operating and financial results, and expenditures in relation to the Initial Budget and the Subsequent Budget) to the Members at least 10 days prior to the meeting. Any Member may add items to the agenda by notice to the C&O Operator, the Marketer and the other Members. The Members will appoint a Person to serve as Secretary for each meeting and cause the Secretary to prepare and distribute minutes of each such meeting.

2.15 Member Representations. Each Member represents and warrants to the Company and the other Members as follows:

(a) This Agreement constitutes the legal, valid, and binding obligation of such Member, enforceable against such Member in accordance with its terms. The Member has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and any agreements or documents required hereby and to perform such Member’s obligations under the same. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any foreign, federal, state, or local or regulatory authority is required to be made or obtained by such Member in connection with the execution and delivery of this Agreement by such Member or the consummation by such Member of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, or filings which have been obtained, received, or made.

(b) The execution and delivery of this Agreement by such Member, and the purchase of the Units pursuant to this Agreement will not conflict with, or result in, a breach of or a default under, or give rise to a right of acceleration under, any agreement or instrument to which either such Member is a party or by which the Member is bound or violate any law, rule, or regulation of any Governmental Body or any order, writ, injunction, or decree of any court or Governmental Body to which such Member is subject or by which such Member is bound.

2.16 Banking. Funds of the Company will be deposited in the name of the Company in an interest bearing account with Wells Fargo. The funds of the Company will not be commingled with the funds of any other Person, except as the Members deem necessary or useful in joint ventures and similar arrangements and unanimously approve in accordance with Section 2.2.

2.17 Member Reporting. The Company will provide each Member with the following information:

(a) all information and all notices required to be delivered, or otherwise delivered notwithstanding the absence of such a requirement, to the Company by the C&O Operator and the Marketer pursuant to the Construction and Operating Agreement and the Marketing Agreement, respectively; and

(b) to the extent not covered in paragraph (a), such reports and documentation as are reasonably required in order to enable the Members to properly and timely file their Tax Returns.

2.18 Authorized Signatory. Subject to Section 2.2, the Members hereby authorize the C&O Operator to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, and certificates in the name and on behalf of the Company in accordance with the terms and conditions of this Agreement and the Construction and Operating

Agreement. After the closing of the Purchase Agreement and subject to Section 2.2, the Members hereby authorize the Marketer to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, and certificates in the name and on behalf of the Company in accordance with the terms and conditions of this Agreement and the Marketing Agreement.

2.19 Strategy Steering Committee.

(a) The Members will establish a strategy committee (“Strategy Committee”) to devise and implement medium and long term plans for the development and operation of the Gas Gathering and Processing Systems and to secure alignment between the Members as to such development and operation. The Strategy Committee will focus on, among other things, (i) the development of system scope, schedule, and budget processes pursuant to the Gas Gathering and Processing System producer agreements, (ii) the review and development of specific project execution plans, estimates, and strategies including permitting, land, engineering, procurement of materials and services, construction, and commissioning activities for any project in excess of five million dollars ($5,000,000), (iii) longer term development forecasts, which forecasts will include good faith estimates of development and operation expenditures, including capital costs and operating costs, for the Gas Gathering and Processing Systems; (iv) marketing and business development strategies; and (v) other matters agreed to by the Members, including economic and price assumption related matters and long term scenarios of prices on a product-by-product basis.

(b) Each Member will have the right to appoint no less than 3 but not more than 5 representatives to the Strategy Committee. Each Member will appoint its initial representatives to the Strategy Committee at least 10 Business Days prior to the first meeting of such committee. Each Member will be entitled to invite: (i) a reasonable number of its employees to a specific meeting of the Strategy Committee where such employees’ areas of expertise would provide valuable input to any matters discussed or proposed to be discussed by the Strategy Committee; (ii) one or more representatives of C&O Operator, and (iii) after the closing of the Purchase Agreement, one or more representatives of the Marketer. The C&O Operator will serve as the chairman of the Strategy Steering Committee. The chairman will have the responsibility of presiding over each meeting of the Strategy Committee.

(c) The Strategy Committee will meet at least once every quarter at a mutually agreed time and location. In addition to the regularly scheduled meetings of the Strategy Committee, any Member may, from time to time, upon no less than 10 Business Days written notice to the other Members, call a special meeting of the Strategy Committee for any reasonable purpose. The Member calling such special meeting will include in such written notice to the other Members the proposed agenda for such special meeting and a copy of the materials, if any, that the Member calling such special meeting intends to present at such special meeting.

ARTICLE 3 FINANCIAL PROVISIONS

3.1 Capital of the Company. The Members will fund the Company through Capital Contributions pursuant to this Section 3.1.

(a) Initial Capital Contributions. The Members have made (in the case of Access) or will make (in the case of RKI) initial cash or in kind equity Capital Contributions (“Initial Capital Contributions”). RKI will make its initial Capital Contributions on the date hereof pursuant to the Contribution Agreement. The number of Units held by each Member is set forth opposite such Member’s name on Exhibit A.

(b) Subsequent Capital Contributions. The Members will make subsequent cash Capital Contributions pursuant to this Section 3.1(b) (“Subsequent Capital Contributions”). Each Subsequent Capital Contribution will be a Member’s Pro Rata Share of such amount as determined by the C&O

Operator for the next succeeding month based on an applicable Budget approved (or deemed approved) pursuant to Section 2.2(t) and, if applicable, amended pursuant to Section 2.2(u), and after taking into account estimated revenues and expenditures through such next succeeding calendar month and the amount of cash reserves to be maintained as has been determined by the Members pursuant to Section 2.2(y). The C&O Operator will provide notice to the Members of each Subsequent Capital Contribution at least 10 Business Days prior to the first Business Day of the calendar month for which such Subsequent Capital Contribution is due. Each Member will pay its Subsequent Capital Contribution to the Company on or before the first Business Day of the calendar month to which it relates. If a Member fails to make a Subsequent Capital Contribution pursuant to this Section 3.1(b), such Member will be subject to the provisions of Section 3.1(d).

(c) Additional Capital Contributions. Any Capital Contribution by any of the Members that is in addition to the Initial Capital Contributions and the Subsequent Capital Contributions will be subject to the prior approval of the Members in accordance with Section 2.2(v) (any such further contribution approved by all of the Members, an “Additional Capital Contribution”). If the Members approve an Additional Capital Contribution pursuant to Section 2.2(v) then at such time the Members will specify in writing: (i) the aggregate amount of Additional Capital Contributions to be made by the Members; (ii) the date on which such funds are due (which date will not be less than 5 Business Days after the date the Additional Capital Contribution is approved by the Members); (iii) the Additional Capital Contribution to be made by each Member (which will be determined in accordance with such Member’s respective Pro Rata Share as of the date of such approval); and (iv) the purposes for which the additional funds will be utilized. Subject to Section 3.1(d), each Member hereby agrees to make Additional Capital Contributions to the Company, in immediately available funds, in accordance with its respective Pro Rata Share, calculated as of the date the Members approve such Additional Capital Contribution, at the time and in such amount as is specified.

(d) Failure to Make Capital Contributions. If a Member fails to make its Pro Rata Share of any Capital Contribution, then any remaining Member will promptly provide written notice of such failure to such Member, and such Member will have 14 days from receipt of such written notice to make such Capital Contribution in the full amount requested from such Member, plus interest on such amount at the Interest Rate, accruing from the date such Capital Contribution was originally due to the date such Capital Contribution is actually made; provided that, any such interest paid will not be treated as a Capital Contribution, and no adjustment to the Members’ Capital Accounts will be made with respect thereto. The aggregate amount of any Capital Contribution remaining unpaid after such 14-day cure period is referred to as a “Deficiency”. If a Member fails to make a Capital Contribution after being given the opportunity to cure such failure pursuant to this Section 3.1(d) (such Member, a “Defaulting Member”), then the Company will deliver written notice of the Deficiency to each Member that contributed its full pro rata share of the required Capital Contributions, which notice will indicate the Deficiency. Within 5 days of the receipt of any such notice, such Members may elect, by written notice to the other Members, to fund the Deficiency on behalf of the Defaulting Member (each such funding Member, a “Funding Member”). Each Funding Member will have the right to fund a maximum amount of the Deficiency equal to such Funding Member’s pro rata portion thereof (i.e., based on the number of Units held by such Funding Member divided by the number of Units held by all Funding Members). All distributions that otherwise would be paid to the applicable Defaulting Member (whether before or after winding up of the Company) will instead be paid directly to the Funding Member(s), on a pro rata basis, until the Funding Members will have collectively received distributions equal to, in the aggregate, 300% of the Deficiency. During any period that a Defaulting Member’s distributions are being paid to the Funding Members (“Default Period”), such Defaulting Member will have no Voting Interest or other right to vote for any matter for which the vote or approval of the Members or such Member’s representatives on the Strategy Committee is necessary. During the Default Period, a Defaulting Member may elect to pay to the Company the difference between 300% of the Deficiency and the aggregate amount of all distributions during such Default Period that would have been paid to the Defaulting Member that have instead been paid to the Funding Members (“Default Payment”). The Default Payment will not be treated as a Capital Contribution (other than the portion of the Default Payment used to return to the Funding Member the portion of the Defaulting Member’s Pro Rata Share of the relevant Capital Contribution funded by such Funding Member), and no adjustment to the Members’ Capital Accounts will be made with respect thereto. Promptly following receipt thereof, the Company will distribute the Default Payment pro rata to the Funding Members. If a Defaulting Member pays the Default Payment, such Defaulting Member’s right to distributions, Voting Interest, and other right to vote for any matter for which the vote or approval of the Members or such Member’s representatives on the Strategy Committee is necessary will be restored.

(e) Withdrawal. No Member will be entitled to (i) withdraw any part of the Member’s Capital Contribution or to receive any distributions from the Company except as provided for in this Agreement; (ii) demand or receive any assets other than cash in return for the Member’s Units or capital interest in the Company; or (iii) be paid interest on any capital contributed to or accumulated in the Company.

3.2 Distributions.

(a) Distribution of Available Cash. Subject to Section 3.1(d), the Members will cause the Company to distribute to the Members in proportion to their respective ownership of Units with respect to each fiscal quarter of the Company an amount of cash equal to (i) the sum of all cash and cash equivalents of the Company on hand at the end of such fiscal quarter, minus (ii) the amount of any cash reserves determined to be necessary or appropriate to conduct the Business of the Company as has been determined by the Members pursuant to Section 2.2(y).

(b) Other Distributions. Except as otherwise set forth in Section 3.2(a), and subject to Section 2.2 and Section 3.1(d), the Members may (but will not be obligated to) cause the Company to make distributions at any time or from time to time. Distributions under this Section 3.2(b) will be made to the Members in proportion to their respective ownership of Units, determined at the time of the distribution.

3.3 Distributions in Kind. If any assets of the Company are distributed to the Members in kind, those assets will be valued at their fair market value on the date of the distribution, as agreed upon by the Members in accordance with Section 2.2(w), and distributed in the same manner that those assets would be distributed if such assets were cash. If the Members are unable to agree on the fair market value of assets that would otherwise be distributed in kind, the Company will sell such assets to an unrelated third party and distribute the net proceeds in cash.

3.4 Loans by Members. If the Company does not have sufficient cash to pay its obligations, then any Member may, upon the request of the Managing Member, advance all or part of the needed funds to, or on behalf of, the Company, which advance shall be treated as a loan to the Company and not as a Capital Contribution (“Member Loan”); provided, that each Member shall be given at least 48 hours prior notice so that each Member shall have the opportunity to fund and participate in each such Member Loan for the amount of such Member’s Pro Rata Share of the total amount of such Member Loan. Any Member electing to participate in such Member Loan shall fund such Member’s Pro Rata Share of the total amount of such Member Loan to the Company within 48 hours of such notice. Each Member Loan shall bear interest at the Applicable Rate from the date of the advance until the date of payment. Any amounts loaned pursuant to a Member Loan shall be included in the following month’s Subsequent Capital Contributions, which shall be payable in accordance with Section 3.1(b), and such Member Loans will be paid in full from such Subsequent Capital Contributions.

ARTICLE 4 TRANSFERS OF UNITS

4.1 Transfers Prohibited. No Member will Transfer any interest in any Units except in accordance with this Article 4 (Transfers of Units); provided, however, that any Member may Transfer all, but not less than all, of its Units to any of its Specified Affiliates if (i) such Specified Affiliate executes and delivers to the Company a counterpart to this Agreement pursuant to which such Specified Affiliate agrees to be bound by the provisions of this Agreement, (ii) unless such Transferor is liquidated, such Transferor remains fully liable for its obligations under this Agreement, and (iii) such Transferor delivers written notice to the Company and the other Member(s) describing in reasonable detail the proposed Transfer at least 5 Business Days prior to such Transfer. Notwithstanding anything herein to the contrary, no Member may Transfer less than all of its Units pursuant to any Transfer, including, without limitation, any Transfer permitted by this Article 4. Notwithstanding the foregoing, Access hereby irrevocably consents to and approves the Transfer of all of RKI’s Units to Crestwood pursuant to the Purchase Agreement, and Access irrevocably waives any of its rights under this Agreement with respect to such Transfer by RKI to Crestwood and agrees that such Transfer is not subject to any of the conditions and restrictions set forth in this Article 4.

4.2 Right of First Offer. The provisions of this Section 4.2 shall not apply to a Transfer to a Specified Affiliate or RKI’s Transfer to Crestwood, in each case, in accordance with Section 4.1 or any indirect Transfer of Units pursuant to a Change of Control. Subject to Section 4.3 of this Agreement, a Member may Transfer all, but not less than all, of its Units after first complying with the following terms and conditions:

(a) Offer. The Transferring Member must first offer all of such Member’s Units for sale to the Non-Transferring Member pursuant to a written notice specifying, in reasonable detail, the terms of the offer including the total number of Units owned by the Transferring Member (the “ROFO Units”), the price and, if the Transferring Member knows that the ROFO Units not purchased by the Non-Transferring Members will be sold as part of a larger transfer of assets to which Section 4.3 would not apply, a statement to that effect.

(b) Member Election. A Non-Transferring Member may elect to purchase the ROFO Units at the price and on the other terms set forth in such notice by delivering written notice of such election to the Transferring Member within 30 days after the Transferring Member’s written notice pursuant to Section 4.2(a) is delivered. In the event the Non-Transferring Member elects to purchase the ROFO Units, such Non-Transferring Member will purchase all of the ROFO Units.

(c) Closing. If the Non-Transferring Member has elected to purchase the ROFO Units from the Transferring Member, subject to any necessary regulatory approvals, such purchase shall be consummated within 45 days after the delivery of such election notice(s) to the Transferring Member and the payment of the purchase price shall be in cash. Any Transfer of the ROFO Units pursuant to this Section 4.2 shall be made without representation or warranty other than with respect to the Transferring Member’s authority to enter into, and the enforceability of, the Transfer, the ownership of the Units and the Units being free and clear of all liens and other encumbrances.

(d) No Election. If the Non-Transferring Member does not elect to purchase the ROFO Units from the Transferring Member, then the Transferring Member shall have the right, during the 150 days following the earlier of (i) the date on which the Transferring Member receives notice of the last Non-Transferring Member’s election not to purchase the ROFO Units or (ii) the expiration of the 30-day period set forth in Section 4.2(b), to Transfer all of the ROFO Units to a bona-fide third party at a price not less than ninety-five percent (95%) of the price per Unit specified in the Transferring Member’s notice pursuant to Section 4.2(a) and on other terms no more favorable to such third-party than those specified in such notice. If such Transfer is not completed within such 150-day period or the Transferring Member desires to Transfer the ROFO Units for a purchase price that is less than 95% of the purchase price offered to the Non-Transferring Member or on other terms and conditions more favorable than those offered to the Non-Transferring Member, then the provisions of this Section 4.2 shall once again be applicable to any potential Transfer of the Units owned by the Transferring Member. The Company shall provide reasonable access to its books, records and facilities to facilitate the due diligence process of any bona-fide third party seeking to purchase the Units of a Transferring Member; provided that such third party has executed a confidentiality agreement in accordance with Section 7.12.

4.3 Tag-Along Rights. The provisions of this Section 4.3 shall not apply to a Transfer to a Specified Affiliate or RKI’s Transfer to Crestwood, in each case, as provided in Section 4.1 or any indirect Transfer of Units pursuant to a Change of Control or a Transfer of Units that is part of a larger Transfer of assets by a Member where the Units represent less than 25% of the aggregate value of the assets being Transferred. A Member may Transfer all, but not less than all, of its Units after first complying with the following terms and conditions:

(a) Notice. If any Transferring Member desires to Transfer all of its Units pursuant to a bona fide written offer or a definitive purchase agreement to purchase Units from such Member, including, without limitation, a Transfer pursuant to Section 4.2, (the “Proposed Co-Sale Transfer”), then such Transferring Member shall offer (the “Co-Sale Offer”) to include in the Proposed Co-Sale Transfer the Units owned and designated by any other Member (the “Co-Sale Members”) on the same terms as the Transferring Member, in each case, according to the remaining terms of this Section 4.3. The Transferring Member shall give written notice to each Co-Sale Member (the “Co-Sale Notice”) at least 30 days prior to the scheduled closing of the Proposed Co-Sale Transfer. The Co-Sale Notice shall specify the proposed Transferee (the “Co-Sale Buyer”), the Units proposed to be Transferred as part of the Proposed Co-Sale Transfer, the amount and type of consideration to be received therefor and the place and date on which the Transfer is to be consummated.

(b) Election. Any Co-Sale Member that wishes to accept the Co-Sale Offer and participate in the Proposed Co-Sale Transfer must deliver written notice (an “Election Notice”) to the Transferring Member within 20 days following the date the Co-Sale Notice is received indicating such Co-Sale Member’s irrevocable and unconditional election to Transfer all, but not less than all, of such Co-Sale Member’s Units to the Co-Sale Buyer upon the same terms and conditions specified in the Co-Sale Notice. If a Co-Sale Member timely delivers an Election Notice, then the Transferring Member shall use reasonable efforts to cause the Co-Sale Buyer to agree to acquire all, but not less than all, of such Co-Sale Member’s Units upon the same terms and conditions as specified in the Co-Sale Notice. If the Co-Sale Buyer agrees to purchase all, but not less than all, of such Co-Sale Member’s Units upon the same terms and conditions as specified in the Co-Sale Notice, then the closing of the purchase of the Units of the Transferring Member and such Co-Sale Member(s) shall be consummated simultaneously and upon the same terms and conditions specified in the Co-Sale Notice. If the Co-Sale Buyer does not agree to purchase all, but not less than all, of such Co-Sale Member’s Units upon the same terms and conditions as specified in the Co-Sale Notice, then the Transferring Member may not proceed with the proposed Transfer.

(c) No Election. If neither of the Co-Sale Members provide the Transferring Member with an Election Notice during the 10-day period, then the Transferring Member shall have the right, for a period of one hundred eighty (180) days following the earlier of (i) the date on which the Transferring Member receives notice of the last Co-Sale Member’s non-election of its rights under this Section 4.3 or (ii) the expiration of such 10-day period, to consummate the Transfer of all, but not less than all, of such Transferring Member’s Units to the Co-Sale Buyer upon the same terms and conditions as specified in the Co-Sale Notice.

4.4 Additional Restrictions on Transfer. The terms and conditions in this Section 4.4 shall not apply to RKI’s Transfer to Crestwood in accordance with Section 4.1.

(a) Right to Become Substitute Member. Each Transferee in a Transfer expressly permitted by, and effectuated in compliance with, this Agreement will be admitted as a substitute Member promptly after the completion of such Transfer and at such time as all of the following conditions are met: (i) the

Transferor or such Transferee has furnished the Company with a true and complete copy of each of the documents effecting or evidencing the Transfer, including a statement setting forth the Units owned by each of the Transferor and the Transferee following completion of such Transfer; (ii) such Transferee has agreed in writing, for the benefit of the Company and each of the other Members, as applicable, to be bound by all of the provisions of this Agreement, which writing will set forth the notice address of such Transferee for purposes of receiving notices hereunder in accordance with Section 7.8; and (iii) the Transferor or such Transferee pays, or otherwise reimburses the Company for, all reasonable costs and expenses (including attorneys’ fees) incurred by the Company in connection with such Transfer, unless such obligation is waived by the Members in writing. A Transferee will have no rights under the Act, the Articles of Organization, or this Agreement, specifically including, without limitation, any Voting Interest, until the requirements of this Article 4 (Transfers of Units) have been met.

(b) Legal Opinion. No Transfer of Units pursuant to Article 4 may be made unless (i) in the opinion of the Transferee’s counsel, in form and substance reasonably satisfactory to the other Members (unless all such other Members waive their right to receive such opinion), such Transfer would not violate any federal securities laws applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the Investment Company Act of 1940, as amended and (ii) the Transferee provides reasonable assurance that such Transfer would not violate any state or foreign securities laws applicable to the Company or the interest to be Transferred. Such opinion of counsel will be delivered in writing to the Company prior to the date of the Transfer (unless waived in accordance with this provision).

(c) Authority. If the Transferee is not an individual, it will provide the Company with evidence, satisfactory to counsel for the Company, of its authority to become a Member under the terms and provisions of this Agreement.

(d) No Avoidance of Provisions. No Member will directly or indirectly (i) permit the Transfer of all or any portion of such Member’s Units, (ii) give any Person a proxy for such Member’s voting rights with respect to the Company or transfer any derivative voting rights with respect to the Company to any Person, or (iii) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Member or its Units, in any such case in a manner which would fail to comply with this Article 4 (Transfers of Units) if such Member had Transferred Units directly. Notwithstanding the foregoing, nothing herein shall prevent: (i) the sale or Transfer of any preferred equity interests (provided that such preferred equity interests shall not have the power to appoint a majority of the members of the board of directors or other governing authority of such Member) or less than 50% of the common equity interests in a direct or indirect owner of a Member or (ii) the occurrence of a Change of Control.

4.5 Void Transfers. Any Transfer by any Member of any Units in contravention of this Agreement (including the failure of the Transferee to execute a counterpart to this Agreement), which would (either considered alone or in the aggregate with prior Transfers by the same Member or other Members) cause the Company to not be treated as a partnership for U.S. federal income tax purposes, or which would result in a violation of the Act or any applicable law, rule, regulation or order, will be void and ineffectual and will not bind or be recognized by the Company or any other party. No such purported Transferee will have any rights as a Member, including any Voting Interest or rights to any profits, losses or distributions of the Company.

4.6 Distributions and Allocations in Respect to Transferred Interests. If any Unit is Transferred during any accounting period in compliance with the provisions of this Article 4 (Transfers of Units), profits, losses, each item thereof and all other items attributable to the Transferred Interest for such period will be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Code Sec. 706(d) and the Regulations issued thereunder, using any conventions permitted by law and selected by the Members; provided that the Members agree that with respect to the Transfer by RKI of its Units to Crestwood pursuant to the Purchase Agreement the taxable year of the Company will close on the date of the consummation of such Transfer. All distributions on or before the date of such Transfer will be made to the Transferor, and all distributions thereafter will be made to the Transferee. Neither the Company nor the Members will incur any liability for making allocations and distributions in accordance with the provisions of this Section 4.6 whether or not the Members or the Company have knowledge of any Transfer of ownership of any Units. In addition, both the Company and the Members will be entitled to treat the Transferor as the absolute owner thereof in all respects, and will incur no liability for distributions made in good faith to it, until such time as the Transfer meets all of the requirements of this Agreement.

ARTICLE 5 DISSOLUTION

5.1 Events Causing Dissolution. The Company will dissolve and its Business will be wound up upon the approval of the Members pursuant to Section 2.2(a).

5.2 Dissolution Procedure. Upon dissolution of the Company, the Members will promptly wind up the affairs of the Company, liquidate, and discharge or provide for all debts and liabilities of the Company and distribute the remaining assets in accordance with the Act and this Agreement. The Members will use reasonable efforts to complete the winding up within one year of dissolution. If assets are distributed in kind to the Members, all assets will be valued at their then fair market value as determined by the Members in accordance with Section 2.2(w), and the Members’ Capital Accounts will be adjusted accordingly, as provided for in Code Sec. 704(b) and the Regulations thereunder. This fair market value will be used for purposes of determining the amount of any distribution to a Member pursuant to Section 5.5.

5.3 Profits or Losses in Winding Up. The Members will continue to share Net Profits and Net Losses (and items thereof) during the winding up process in the same proportion as before the dissolution. Any gain or loss on the disposition of Company assets in the process of winding up will be allocated among the Members in accordance with the provisions of Section 6.3, except as may be otherwise required by the Code or the Regulations.

5.4 Tax Obligations. Before the assets of the Company are distributed pursuant to Section 5.5, the Company will file tax returns and pay tax obligations if and as required by law.

5.5 Distributions at Liquidation. Subject to the right of the Members to establish cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company will be distributed as follows:

(a) first, to the payment and discharge of all of the Company’s debts and liabilities to creditors, including the C&O Operator, Members and their Affiliates as provided in Section 2040(A)(1) and (A)(2) of the Act; and

(b) second, subject to Section 3.1(d), to the Members as provided in Section 3.2.

(c) It is the intent of the Members that the allocations provided in Article 6 result in the distributions required pursuant to Section 5.5(b) being in accordance with positive Capital Accounts as provided for in the Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by Article 6, the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 5.5(b) would not be in accordance with the positive Capital Accounts of the Members as required by the Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by Section (b). Rather, the Members will make other allocations of Net

Profit and Net Loss, or items of income, gain, loss or deduction among the Members which, to the extent possible, will result in the Capital Accounts of each Member having a balance prior to distribution equal to the amount of distributions to be received by such Member pursuant to Section 5.5(b).

5.6 Final Report. Within a reasonable time following the completion of the liquidation and winding up of the Company, the Members will produce a statement of the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of payments and distributions pursuant to Section 5.5.

5.7 Rights of Member; Restoration of Capital Account. Each Member will look solely to the assets of the Company for all distributions, and no Member will have recourse (upon dissolution or otherwise) against any other Member; provided, however, that nothing contained herein will alter the obligations that a Member may have to any other Member under any Transaction Document (other than this Agreement). No Member will be entitled to receive property other than cash upon dissolution and termination of the Company. No Member will be obligated to restore a negative balance of such Member’s Capital Account.

5.8 Termination. Upon the completion of the liquidation and winding up of the Company and the distribution of all Company assets, the Company will terminate. The Members will have the authority to execute and record Articles of Dissolution as well as any and all other documents required to effect the dissolution and termination of the Company.

5.9 Waiver of Judicial Dissolution. To the fullest extent permitted by law and notwithstanding anything set forth in this Agreement to the contrary, each Member hereby waives and renounces any right to seek judicial dissolution, liquidation or termination of the Company under Section 2038 of the Act or otherwise at law or in equity.

ARTICLE 6 TAX PROVISIONS AND CAPITAL ACCOUNTS

6.1 Tax Matters. Until removed or replaced in accordance with the terms of this Agreement and the Construction and Operating Agreement, the Managing Member will serve as “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (the “Tax Member”). In such capacity, the Tax Member shall, subject to the Member consent requirements under Section 2.2, have the rights and obligations to take all actions authorized and required under the Code and the Regulations. The Tax Member will take action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Sec. 6223. The Tax Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a thirty (30) day appeal letter and any notice of a deficiency in tax concerning the Company’s Federal income tax return. Each Member shall be given at least five Business Days advance notice from the Tax Member of the time and place of, and shall have the right to participate in (i) any material aspect of any administrative proceedings relating to the determination of partnership items at the Company level and (ii) any material discussions with the Internal Revenue Service relating to the allocations pursuant to Article 6 of this Agreement. During the period Access is the Tax Member, any compensation to be paid to the Tax Member with respect to the services that it will provide to the Company under the fixed fee arrangement set forth in the Construction and Operating Agreement, which the Members and the Company acknowledge is inclusive of all payments due to the Tax Member for its services as tax matters partner hereunder, will be treated as a payment made under Section 707(a) of the Code. Upon the enactment of any tax legislation that any Member deems to have a material impact on the status, Business, operations, management, or other affairs of the Company (a “New Law”), such Member may submit a request to the Tax Member to call a meeting of the Members to discuss the implications of the New Law. Upon receipt of such request, the Tax Member will call a meeting of the Members as soon as possible in accordance with the procedures set forth in Article 2

(Members). Any decision of the Members to alter, adjust, change, or modify the status, Business, operations, management, or other affairs of the Company in connection with such New Law will be subject to the consent requirements of Section 2.2(c).

6.2 Capital Accounts.

(a) Maintenance. A Capital Account will be established and maintained for each Member. Each Member’s Capital Account (i) will be increased by (A) the amount of money contributed by that Member to the Company, (B) the Agreed Value of Contributed Property contributed by that Member to the Company (net of liabilities associated with the Contributed Property that the Company is considered to assume or take subject to under the provisions of Code Sec. 752) and (C) allocations to that Member of Net Profits and other items of income and gain which are specially allocated to such Member pursuant to Article 6 (Tax Provisions and Capital Accounts); and (ii) will be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities associated with the distributed property that the Member is considered to assume or take subject to under the provisions of Code Sec. 752), and (C) allocations to that Member of Net Losses and other items of loss and deductions which are specially allocated to such Member pursuant to Article 6 (Tax Provisions and Capital Accounts). For purposes of making the adjustments to the Members’ Capital Accounts as set forth in the immediately preceding sentence, a liability of the Company that is assumed by a Member will be treated as money contributed by such Member to the Company, and a liability of a Member assumed by the Company will be treated as money distributed to such Member by the Company, subject to the exceptions and other rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(c). Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member for purposes of this Agreement, the Capital Account of the Member will be determined after giving effect to (1) all Capital Contributions made to the Company on or after the date of this Agreement, (2) all allocations of income, gain, deduction, and loss pursuant to this Article 6 (Tax Provisions and Capital Accounts) for operations and transactions effected on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement, and (3) all distributions made on or after the date of this Agreement.

(b) Transfers. Upon the Transfer of a Member’s Units or part of a Member’s Units, the Capital Account of the Transferor Member that is attributable to the Transferred Units will be carried over to the Transferee.

(c) Book/Tax Disparities. The realization, recognition, and classification of any item of income, gain, loss, or deduction for Capital Account purposes will be the same as its realization, recognition and classification for federal income tax purposes, provided, however, that:

(i) Any deductions for depreciation, cost recovery, or amortization attributable to Contributed Property will be determined as if the adjusted tax basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property. Upon adjustment pursuant to this Section 6.2 of the Carrying Value of the Company Property subject to depreciation, cost recovery, or amortization, any further deductions for such depreciation, cost recovery, or amortization will be determined as if the adjusted tax basis of such property were equal to its Carrying Value immediately following such adjustment. Any deductions for depreciation, cost recovery, or amortization under this Section 6.2(c)(i) will be computed in accordance with Sec. 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

(ii) Any income, gain or loss attributable to the taxable disposition of any property will be determined by the Company as if the adjusted tax basis of such property as of such date of disposition were equal in amount to the Carrying Value of such property as of such date.

(iii) All items incurred by the Company that cannot be deducted under Sections 267(a)(1) or 707(b) of the Code will, for purposes of Capital Accounts, be treated as an item of deduction for purposes of determining Net Profits and Net Losses.

(iv) In the Members’ discretion, upon the contribution to the Company by a new or existing Member of cash or Contributed Property, the Capital Accounts of all Members and the Carrying Values of all Company Properties immediately prior to such contribution will be adjusted (consistent with the provisions hereof and with the Regulations under Code Sec. 704) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property immediately prior to such contribution and had been allocated to the Members in accordance with Section 6.3.

(v) In the Members’ discretion, immediately before the actual distribution of any Company Property (other than cash or deemed cash) or the distribution of cash or deemed cash in redemption of all or a portion of a Member’s interest, the Capital Accounts of all Members and the Carrying Value of all Company Property will be adjusted (consistent with the provisions of this Agreement and Regulations under Code Sec. 704) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each item of Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members at such time in accordance with Section 6.3.

(vi) The computation of all items of income, gain, loss, and deduction will include those items described in Code Sec. 705(a)(1)(B) and Sec. 705(a)(2)(B) Expenditures without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(d) General Requirement. In addition to the adjustments required by the foregoing provisions of this Section 6.2, the Capital Accounts of the Members will be adjusted in accordance with the capital account maintenance rules of Sec. 1.704-1(b)(2)(iv) of the Regulations. The foregoing provisions of this Section 6.2 are intended to comply with Sec. 1.704-1(b)(2)(iv) of the Regulations and will be interpreted and applied in a manner consistent with such Regulations. If the Members determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such Regulations, the Members may make such modification. No Member will have any liability to any other Member for any failure to exercise any such discretion to make any modifications permitted under this Subsection 6.2(d).

(e) Current Capital Accounts. Subject to the remaining provisions of this Section 6.2(e), the Capital Account balance of each Member will equal the amounts set forth in Exhibit C to the Contribution Agreement and Exhibit A to this Agreement; the aggregate Carrying Values of the assets contributed or deemed contributed by each Member will equal the amounts set forth in Exhibit B to this Agreement. The Capital Account balance set forth in Exhibit A and Carrying Values set forth in Exhibit B reflect an estimate of the capital expenditures incurred since the commencement of construction of the Gas Gathering and Processing Systems through May 31, 2013, but which the Members agree shall be adjusted, upon mutual and reasonable agreement of the Members (or any successors thereto) within 90 days of the execution of this Agreement, to reflect the actual capital expenditures incurred (or accrued) in the construction of the Gas Gathering and Processing Systems from commencement of the construction thereof through the date of this Agreement (which expenditures shall be determined from the information available from the books and records of Access, which shall be determinative of such actual capital expenditures absent manifest error) and to reflect the application of the foregoing provisions of this Section 6.2. The Agreed Value and the Carrying Value of each asset or relevant category of assets of the Company as of the date of this Agreement will be determined pursuant to Section 2.2(w); provided that any such determination shall require the approval of RKI (not to be unreasonably withheld) notwithstanding the fact that it has ceased to be a Member. Access agrees that if the Purchase Agreement is consummated and RKI’s Units are Transferred to Crestwood, Crestwood, as the Transferee of the RKI Units, shall have the same rights previously held by RKI with respect to any determinations required by this Section 6.2(e) which are not finalized prior to such Transfer of RKI’s Units. The Managing Member shall reflect the finally determined Capital Account balances, Agreed Values and Carrying Values determined in accordance with this Section 6.2(e) in the Company’s books and records.

6.3 Capital Account Allocations.

(a) Profits and Losses. After giving effect to the special allocations in Section 6.3(b) and Section 6.3(c), Net Profits and Net Losses will be allocated as follows:

(i) Net Profits. Net Profits will be allocated among the Members in proportion to their respective ownership of Units.

(ii) Net Losses. Net Losses will be allocated among the Members in proportion to their respective ownership of Units.

(b) Regulatory Allocations. Notwithstanding Section 6.3(a), the following special allocations will be made in the following order and priority:

(i) Minimum Gain Chargeback. Notwithstanding anything in this Agreement to the contrary, if there is a net decrease in Company Minimum Gain (as defined in accordance with “partnership minimum gain” as defined in Sec. 1.704-2(d) of the Regulations) during any tax year of the Company, then, prior to any other allocations provided for in this Agreement, a Member will be specially allocated items of Company income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in Company Minimum Gain in accordance with Sec. 1.704-2(g) of the Regulations and other applicable Regulations. The items to be allocated will be determined in accordance with Sec. 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.3(b)(i) is intended to comply with the minimum gain chargeback requirement in Sec. 1.704-2(f) of the Regulations and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Notwithstanding any other provision in the Agreement to the contrary (other than Section 6.3(b)(i) which shall be applied first), if during a taxable year of the Company there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt determined in accordance with Sec. 1.704-2(i)(3) of the Regulations, then each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined under Sec. 1.704-2(i)(5) of the Regulations) will be allocated items of income and gain for the year (and, if necessary, for succeeding years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Sec. 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.3(b)(ii) is intended to comply with the minimum gain chargeback requirement in Sec. 1.704-2(i)(4) of the Regulations and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in subsections (4), (5), or (6) of Sec. 1.704-1(b)(2)(ii)(d) of the Regulations, then items of income and gain will be specially allocated to the Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Regulations, any deficit in a Member’s Capital Account caused by the unexpected adjustment, allocation, or distribution, but only to the extent that the Member does not otherwise have an obligation to restore its capital account deficit. This Section 6.3(b)(iii) is intended to satisfy the provisions of Sec. 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently therewith.

(iv) Gross Income Allocation. In any event any Member has a deficit Capital Account at the end of a taxable year that is in excess of the sum of the amount such partner is obligated to restore pursuant to the penultimate sentence of Sec. 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member will be allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.3(b)(iv) will be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided in this Article 6 (Tax Provisions and Capital Accounts) have been tentatively made as if this Section 6.3(b)(iv) were not a part of this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for each taxable year will be allocated among the Members in proportion to their respective ownership of Units.

(vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be specially allocated, as provided in Sec. 1.704-2(i) of the Regulations, to the Members in accordance with the ratios in which they bear the economic risk of loss for the Member Nonrecourse Debt for purposes of Sec. 1.752-2 of the Regulations.

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sec. 734(b) or 743(b) of the Code is required, pursuant to Sec. 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Sec. 1.704-1(b)(2)(iv)(m) of the Regulations.

(viii) Special Allocations for 300% Payments. If a Defaulting Member fails to make its Pro Rata Share of any Capital Contribution and one or more Funding Members fund the Deficiency on behalf of the Defaulting Member pursuant to Section 3.1(d), after giving effect to all other special allocations in this Section 6.3(b), all or a portion of the remaining items of Company income or gain for the taxable year, if any, will be specially allocated to the Funding Members in proportion to the cumulative distributions each Funding Member has received pursuant to Section 3.1(d) in excess of the Deficiency funded by such Funding Member from the formation of the Company to the end of such taxable year until the aggregate amounts of income or gain allocated to each such Member pursuant to this Section 6.3(b)(viii) for the taxable year in question and all prior years is equal to the cumulative amount of such distributions received by such Funding Member; provided that, notwithstanding the foregoing, to the extent a Defaulting Member makes a Default Payment which is distributed to a Funding Member pursuant to Section 3.1(d), such Default Payment shall be deemed a payment directly from the Defaulting Member to the Funding Member rather than a distribution from the Company and no special allocations shall be made pursuant to this Section 6.3(b)(viii) with respect to such Default Payment.

(ix) Reallocation. To the extent Net Losses allocated to a Member would cause such Member to have an Adjusted Capital Account Deficit at the end of any taxable year, the Net Losses will be reallocated to other Members. If any Member receives an allocation of Net Losses otherwise allocable to another Member in accordance with this Section 6.3(b)(ix), such Member shall be allocated Net Profits in subsequent taxable years necessary to reverse the effect of such allocation of Net Losses. Such allocation of Net Profits (if any) shall be made before any allocations under Section 6.3(a) but after any other allocations under Section 6.3(b).

(x) Notwithstanding any other provision of this Agreement, no allocation of Net Profit or Net Loss or item of profit or loss will be made to a Member if the allocation would not have “economic effect” under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Member’s interest in the Company within the meaning of Treasury Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv).

(c) Ameliorative Allocations. The Regulatory Allocations are intended to comply with certain requirements under Section 704 of the Code and the Regulations. It is the intent of the Members that all Regulatory Allocations will be offset with other Regulatory Allocations or special allocations of other items of income, gain, loss, or deduction of the Company pursuant to this Section 6.3(c). The Tax Member will, to the fullest extent permissible under applicable law, make allocations pursuant to this Section 6.3(c) to minimize any distortions in the economic arrangement of the Members that might otherwise result from the application of the Regulatory Allocations and, in that regard, will take into account any future required offsetting allocations.

6.4 Tax Allocations.

(a) The Company will, except to the extent such item is subject to allocation pursuant to, Section 6.4(b) or Section 6.4(c) below, allocate each item of income, gain, loss, deduction, and credit, as determined for federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Members’ Capital Accounts.

(b) In the case of Contributed Property, items of income, gain, loss, deduction, and credit, as determined for federal income tax purposes, will be allocated first in a manner consistent with the requirements of Code Sec. 704(c) to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution. In the case of Adjusted Property, such items will be allocated in a manner consistent with the principles of Code Sec. 704(c) to take into account the difference between the Carrying Value of such property and its adjusted tax basis. Such allocations will be made using the remedial allocation method described in Sec. 1.704-3(d) of the Regulations or as the Members otherwise determine in accordance with Section 2.2(b).

(c) Whenever the income, gain, and loss of the Company allocable under this Agreement consist of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain, and loss for tax purposes allocable to each Member will be deemed to include the Member’s pro rata share of each such item, except as otherwise required by the Code and the Regulations. Notwithstanding the foregoing, if the Company realizes depreciation recapture income pursuant to Code Secs. 1245 or 1250 (or other comparable provision) as the result of the sale or other disposition of any asset, the allocations to each Member hereunder will be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members, as provided in the Regulations. This Section 6.4(c) will be construed to affect only the character, rather than the amount, of any items of income, gain, and loss.

6.5 Elections. Except where the consent of the Members is required or as otherwise provided herein, all elections required or permitted to be made by the Company under the Code will be made by the Tax Member in its reasonable discretion.

(a) I.R.C. Section 754 Election. Company will make the election provided in Section 754 of the Code on the Company’s initial federal income Tax Return.

(b) Pro Rata Method. In the event of a Transfer of ownership of all of the Units of a Member after the date of this Agreement, the Transferor and the Transferee will have the option to elect the pro rata method of determining items to be included in the taxable income of the respective party pursuant to Treasury Regulations Section 1.706-1(c)(2) or any successor provision thereto; provided the Members agree that with respect to the Transfer by RKI of its Units to Crestwood pursuant to the Purchase Agreement the taxable year of the Company will close on the date of the consummation of such Transfer. Upon presentation by the Transferor and its Transferee to the Tax Member of an agreement duly executed under the applicable regulations, subject to Section 4.6, the Company will use the pro rata method in reporting partnership items to the Transferor Member and its Transferee in connection with the Transferred Interest.

(c) Organizational Expenses. The Company will make a timely election to amortize organizational and start-up expenditures of the Company as permitted under Sections 195 and 709(b) of the Code.

6.6 Accounting Period. Unless a different tax year is required under the Code and the Regulations, the Company’s accounting period and its tax year will be the calendar year.

ARTICLE 7 GENERAL PROVISIONS

7.1 Entire Agreement. This Agreement, any exhibit or schedules hereto, and the other Transaction Documents constitute the full and entire understanding and agreement among the Members with regard to the subject matters hereof and thereof. Upon a termination of this Agreement, the rights and obligations of the Members under Section 2.7 and, to the extent applicable, Article 7 (General Provisions) will survive.

7.2 Binding Provisions; Assignment. The covenants and agreements contained in this Agreement will be binding upon the heirs, personal representatives, successors, and assigns of the respective Members. Except for Transfers pursuant to Article 4 (Transfers of Units), none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior written consent of all of the Members.

7.3 No Fiduciary Duties; Corporate Opportunities.

(a) To the fullest extent permitted by the Act, the Members hereby agree that the Members will owe no fiduciary duties to the Company or to any other Member and that all such duties are hereby eliminated. In furtherance of the foregoing, each Member hereby agrees that in exercising all rights under this Agreement, including all management and voting rights under Article 2 (Members), each Member may consider its own interests exclusively and will have no duty or obligation to consider the interests of the Company or the interests of any other Member. The Company and each Member hereby waives, on behalf of itself and its Affiliates, any claim or cause of action against any other Member and its Affiliates for any breach of fiduciary duty to the Company by such Member or any of its Affiliates. The Members hereby expressly acknowledge and agree that the sole rights and remedies are those contained in the express terms of this Agreement and the other Transaction Documents and that no implied duties are intended to be created or enforceable hereunder or thereunder.

(b) The Company and each Member hereby renounce any interest or expectancy in any business opportunity, investment, transaction or other matter in which any Member participates or desires or seeks to participate (each, an “Opportunity”). No Member shall have any obligation to communicate or offer any Opportunity to the Company, and any Member may pursue for itself or direct, sell, assign or transfer to any Person any Opportunity; provided, however, that any Opportunity with respect to any gas gathering or processing within Converse County, Wyoming shall be first presented to the Company (each, an “Expansion Opportunity”). In the event the other Member, on behalf of the Company, decides not to pursue such Expansion Opportunity; then such Expansion Opportunity may be pursued by the Member that presented such Expansion Opportunity outside of the Company.

7.4 Governing Law; Jurisdiction. This Agreement and all questions relating to the interpretation or enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the laws of the State of Oklahoma or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Oklahoma.

7.5 Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH MEMBER MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY MEMBER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

7.6 Severability. Each provision of this Agreement will be considered severable, and if for any reason any provision of this Agreement is determined to be invalid and contrary to any existing or future law, the invalidity will not impair the operation of or affect those portions of this Agreement that are valid.

7.7 Specific Performance. The Members understand and agree that any Member may suffer irreparable damage in the event the provisions of Article 4 (Transfers of Units) or Section 7.12 are not specifically performed according to their respective terms. Accordingly, the Members agree that the terms of Article 4 (Transfers of Units) or Section 7.12 are enforceable by a decree of specific performance or by injunction or both and each Member waives any right it may have to challenge the enforceability of such provisions by a decree of specific performance or injunction or both and agrees it will not argue in any proceeding that the requirements for such remedy have not been met, that monetary damages constitute a sufficient remedy or make any other argument in opposition to the specific performance of such provisions.

7.8 Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given under this Agreement will be sufficient and deemed delivered if in writing, as follows: (a) by personally delivering the notice to the Member entitled to receive it, at the time of such delivery; (b) by depositing the notice in the United States registered mail with postage prepaid, return receipt requested, as of the date indicated on such return receipt; (c) by Federal Express or any other reputable overnight courier with delivery confirmation, as of the date indicated in the delivery confirmation; or (d) by confirmed facsimile or electronic mail in .pdf or similar format, as of the date of transmission (provided that any notice received by facsimile or electronic mail transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time will be deemed to have been received at 9:00 a.m. addressee’s local time on the next Business Day). All notices to the Company will be addressed to each Member at the applicable address set forth below. All notices to the Members will be addressed as follows:

If to Access:	Access MLP Operating, L.L.C.
525 Central Park Drive
Oklahoma City, Oklahoma 73105
Attn: Vice President-Western Operations
Fax: 405-727-3146
Email – walter.bennett@accessmidstream.com

Access MLP Operating, L.L.C.
525 Central Park Drive
Oklahoma City, Oklahoma 73105
Attn: General Counsel
Fax: 405-727-3372
Email – regina.gregory@accessmidstream.com

If to RKI:	RKI Exploration & Production, LLC
210 Park Avenue, Suite 900
Oklahoma City, OK 73102
Attn: Manager – Oil & Gas Sales
Facsimile: (405) 996-5746
Email – jfowler@rkixp.com

Any Member may specify a different address by written notice to the other Members. The change of address will be effective upon the other Members’ receipt of the notice of the change of address.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, any one of which counterparts need not contain the signatures of more than one party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement, and an original will be made available upon reasonable request.

7.10 No Third-Party Beneficiaries. Except for the provisions of Section 2.9 hereof with respect to Indemnitees, nothing contained in this Agreement will create or be deemed to create any rights or benefits in any third parties.

7.11 Amendment of Agreement. Neither this Agreement nor the Articles of Organization may be amended or modified except by a vote pursuant to Section 2.2(i).

7.12 Confidentiality. No Member will divulge to any Person any confidential information, paper or document relating to the assets, liabilities, operations, Business affairs, or any other such information about the Company or any of its Subsidiaries that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Members, except (a) as required by law or under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable governmental body, (b) as required pursuant to an order of a court of competent jurisdiction, (c) as necessary to perform its obligations pursuant to the applicable Transaction Documents, or (d) to a Specified Affiliate, provided that, any Member disclosing any such information to a Specified Affiliate will (i) inform such Specified Affiliate of the obligations of this Section 7.12 and (ii) be responsible for any breach of this Section 7.12 by any such Specified Affiliate. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s Business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right will not restrict or take the place of the Company’s rights to money damages, actual and exemplary, for a violation of the provisions of this Section 7.12. Notwithstanding anything to the contrary in this Section 7.12, a Member may disclose information about the Company or any of its Subsidiaries to potential Transferees of Units; provided, however (except with respect to Transfers permitted by Section 4.1), that prior written notice of such disclosure must be provided to the other Members (including the identity of the potential Transferee and the information to be disclosed) and such potential Transferee must execute a confidentiality agreement in customary form prior to such disclosure which (1) requires the recipient to keep the information confidential, (2) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer, and (3) provides the Company with third party beneficiary rights. The confidentiality obligations of the Members will survive any termination of the membership of any Member in the Company. Notwithstanding the foregoing or anything else herein to the contrary, the Members (and each Affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative, and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

7.13 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Members. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given and will not constitute a continuing waiver or consent. No failure or delay by a Member to exercise any right, power, or remedy under this Agreement, and no course of dealing among the parties to this Agreement, will operate as a waiver of any such right, power, or remedy of the Member. No single or partial exercise of any right, power, or remedy under this Agreement by a Member, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, will preclude the Member from any other or further exercise thereof or the exercise of any other right, power, or remedy under this Agreement. The election of any remedy by a Member will not constitute a waiver of the right of such Member to pursue other available remedies. No notice to or demand on a Member not expressly required under this Agreement will entitle the Member receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Member giving the notice or demand to any other or further action in any circumstances without the notice or demand.

7.14 Interpretation. The parties to this Agreement acknowledge and agree that: (a) each Member and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement; (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Member will not be used to interpret this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to all Members and not in favor of or against any Member, regardless of which Member was generally responsible for the preparation of this Agreement. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values, and dollars set forth herein will mean United States (U.S.) dollars. When any Member may take any permissive action, including the granting of a consent, the exercise of any voting right, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine, or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed, or described means that it is correctly listed, disclosed, or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any law will be construed as referring to such law as amended, modified, codified, or reenacted, in whole or in part, and in effect from time to time. All article, section, subsection, and exhibit references used in this Agreement are to articles, sections, subsections, and exhibits to this Agreement unless otherwise specified. The exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

7.15 Headings and Captions. The headings and captions of the various articles and sections of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions of this Agreement.

7.16 Expenses. Except as otherwise set forth in this Agreement, each Member will pay the fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by the Member) in connection with any requests for consents or waivers by such Member under this Agreement, including any amendments or waivers to this Agreement.

7.17 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY HERETO HEREBY EXPRESSLY DISCLAIMS, WAIVES, AND RELEASES THE OTHER PARTIES TO THIS AGREEMENT FROM, AND EXCLUDES ANY RECOVERY FOR ITS OWN, SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO, OR DELAY IN PROFIT, REVENUE, OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY SUCH DAMAGES RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF MATTERS INVOLVING ANY PARTY ACTING IN ITS CAPACITY AS A PARTY HERETO, OR AN OPERATOR UNDER ANY APPLICABLE TRANSACTION DOCUMENT. NO LAW, THEORY, OR PUBLIC POLICY WILL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES HERETO THAT SUCH DAMAGE WAIVER, EXCLUSION, DISCLAIMER, AND RELEASE IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY PARTY.

7.18 Laws and Regulations. This Agreement is subject to all present and future orders, rules, and regulations of any regulatory body having jurisdiction and to the laws of the United States or any State having jurisdiction; and in the event this Agreement or any provision hereof will be found contrary to or in conflict with any such order, rule, regulation, or law, this Agreement will be deemed modified to the extent necessary to comply with such order, rule, regulation, or law, but only for the period of time and in the jurisdiction for which such order, rule, regulation, or law is in effect.

ARTICLE 8 DEFINITIONS

The following words and phrases will have the meanings specified in this Article 8 (Definitions):

“Access” has the meaning set forth in the preamble.

“Act” has the meaning set forth in Section 1.3.

“Additional Capital Contributions” has the meaning set forth in Section 3.1(c).

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of any relevant date after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704 2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 6.2(c).

“Affiliate” means with reference to any Person any other Person directly or indirectly controlling, controlled by, or under common control with such Person. An “Affiliate” includes, with respect to a Member, (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by a Member or (ii) any other form of business entity in which a Member, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled by” and under “common control with” have correlative meanings. Notwithstanding anything herein to the contrary, an “Affiliate” shall not include a Party’s equity owner of its ultimate parent or any other Person who would be an “Affiliate” under this definition solely by reason of having a common private equity owner.

“Agreed Value” means the fair market value of Contributed Property or other property of the Company, as agreed upon by the Members in accordance with Section 2.2(w).

“Agreement” has the meaning set forth in the preamble.

“Applicable Rate” means the per annum rate of interest established from time to time by JPMorgan Chase Bank as its prime rate (which rate may not be the lowest rate of interest charged by JPMorgan Chase Bank to its customers) plus 2%.

“Articles of Organization” has the meaning set forth in the Recitals.

“Bankruptcy” will mean with respect to any Person (a) the commencement of a case or other proceeding, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator, or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, if such case or proceeding has continued undismissed, undischarged, unbounded, or unstayed and in effect for a period of 120 consecutive days; or an order for relief in respect of such Person has been entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or (b) the commencement by such Person of a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, or other similar law now or hereafter in effect, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, or sequestrator (or other similar official) for such Person, or the general assignment by such Person of all or substantially all of its property for the benefit of creditors, or such Person will fail to, or admit in writing its inability to, pay its debts generally as they become due, or such Person or its board of directors will vote to implement any of the foregoing; or (c) the commencement against the Person of any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (d) the taking by the Person of any material action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clause (a), (b), or (c) above.

“Budget” means any of the Initial Budget or any Subsequent Budget or Project Budget.

“Business” means the design, rights-of-way acquisition, construction, maintenance, operation, marketing and business development of the Gas Gathering and Processing Systems.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Oklahoma City, Oklahoma.

“C&O Operator” means the Operator under the Construction and Operating Agreement as defined therein.

“Capital Account” means the individual capital account of each Member reflecting the contributions, distributions and allocations of income, gain, loss, deduction, expense, and credit to each Member and maintained as provided in Article 6 (Tax Provisions and Capital Accounts).

“Capital Contribution” means the amount of money or the fair market value of other property contributed to the Company with respect to the interest in the Company held by a particular Member, including without limitation the Initial Capital Contribution, the Subsequent Capital Contributions and any Additional Capital Contributions.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery, and amortization deductions charged to the Capital Accounts pursuant to Section 6.2 with respect to such property, as well as any other reductions as a result of sales, retirements, and other dispositions of assets included in a Contributed Property, as of the time of determination, (b) with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 6.2 reduced (but not below zero) by all depreciation, cost recovery, and amortization deductions charged to the Capital Accounts pursuant to Section 6.2 with respect to such property, as well as any other reductions as a result of sales, retirements, or dispositions of assets included in Adjusted Property, as of the time of determination, and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

“Change of Control” means: (i) means the sale of all or substantially all of the assets of the ultimate parent company of a Member to another Person; (ii) a sale of any of the equity interests in the ultimate parent company of a Member; or (iii) a merger, consolidation, recapitalization or reorganization of the ultimate parent company.

“Co-Sale Buyer” has the meaning set forth in Section 4.3.

“Co-Sale Members” has the meaning set forth in Section 4.3.

“Co-Sale Notice” has the meaning set forth in Section 4.3.

“Co-Sale Offer” has the meaning set forth in Section 4.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Property” or “Company Properties” means all interests, properties, whether real or personal, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

“Construction and Operating Agreement” means that certain Construction and Operating Agreement by and between the Company and Access, dated June 20, 2013.

“Contributed Property” means property or other consideration (other than cash) contributed to the Company by a Member in exchange for Units.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Crestwood” has the meaning set forth in the Recitals.

“Default Payment” has the meaning set forth in Section 3.1(d).

“Default Period” has the meaning set forth in Section 3.1(d).

“Defaulting Member” has the meaning set forth in Section 3.1(d).

“Deficiency” has the meaning set forth in Section 3.1(d).

“Election Notice” has the meaning set forth in Section 4.3.

“Emergency” means a sudden or unexpected event that causes, or risks causing, an Environmental Condition or breach of any Environmental Law, damage to the Facilities or other property, or the injury, illness, or death of any Person and is of such a nature that responding to the event cannot, in the reasonable discretion of C&O Operator, await the decision of the Company. For purposes of this definition: (i) “Environmental Condition” means any incident, condition or situation which has previously resulted in, gives rise to, or could reasonably be expected to result in, (x) a reporting obligation to a Governmental Body under an Environmental Law, other than reports required in the ordinary course of business, (y) a liability of the Company under an Environmental Law or (z) a liability of the C&O Operator in its capacity as the C&O Operator pursuant to the Construction and Operating Agreement under an Environmental Law, other than an obligation or liability arising in the ordinary course of business, and (ii) “Environmental Law” means any and all applicable Laws in effect from time to time during the term of this Agreement pertaining to the protection of the environment, wildlife or other natural resources, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and the Environmental Species Act, as amended, and any applicable state statute or regulation in lieu of or supplemental to such federal laws.

“First Agreement” has the meaning set forth in the Recitals.

“Fiscal Year” means the fiscal year of Company, and its taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise established by the Members.

“Funding Member” has the meaning set forth in Section 3.1(d).

“Gas Gathering and Processing Systems” means that gathering pipeline, compression, dehydration, treating, processing plant, and related facilities to gather and process gas from the wellhead to redelivery points as directed by the shippers under various gas gathering and processing contracts per the terms and in relation to the dedicated areas set forth in the various gas gathering and gas processing contracts, as the same may be amended or supplemented from time to time by unanimous approval of the Members. In order to avoid any doubt, the Members acknowledge and agree that the provisions of Section 7.3 expressly extend to the consideration and determinations by the Members regarding any proposed expansion or other modification of the Gas Gathering and Processing Systems.

“Gas Services Agreements” means the gas gathering agreements, gas processing agreements or any other agreements providing for gas gathering, processing or other natural gas services entered into between the Company and Shippers.

“Governmental Body” means any (a) international, federal, state, local, or municipal government, or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal and (iii) any arbitration body or tribunal.

“Indemnitees” has the meaning set forth in Section 2.8.

“Initial Budget” has the meaning set forth in the Construction and Operating Agreement.

“Initial Capital Contributions” has the meaning set forth in Section 3.1(a).

“Interest Rate” means the per annum rate of interest established from time to time by JPMorgan Chase Bank as its prime rate (which rate may not be the lowest rate of interest charged by JPMorgan Chase Bank to its customers) plus 2%.

“Managing Member” has the meaning set forth in Section 2.1.

“Marketer” means the Marketer under the Marketing Agreement as defined therein.

“Marketing Agreement” means that certain Marketing Services Agreement by and between the Company and Crestwood, dated as of the date hereof.

“Member” means each Person who owns Units and, if such Person is a Transferee, who has complied with the terms of Article 4 (Transfers of Units).

“Member Minimum Gain” will have the meaning given the term “partner nonrecourse debt minimum gain” set forth in Sec. 1.704-2(i)(2) of the Regulations, and will be computed as provided in Sec. 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Debt” means any liability (or portion thereof) of the Company that constitutes debt which, by its terms, is nonrecourse to the Company and the Members for purposes of Sec. 1.1001-2 of the Regulations, but for which a Member or a related Person (within the meaning of Sec. 1.752-4(b)(4) of the Regulations) bears the economic risk of loss as determined under Sec. 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” will have the meaning given to the term “Partner Nonrecourse Deductions” in Sec. 1.704-2(i) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any taxable year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such taxable year over the aggregate amount of any distributions during such taxable year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Sec. 1.704-2(i) of the Regulations.

“Minimum Gain” means the amount determined, by computing with respect to each Nonrecourse Liability of the Company, the amount of gain, if any, that would be realized by the Company if it disposed of the property securing such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

“Net Losses” means, with respect to any fiscal period, the excess of the aggregate recognized losses and expenses incurred during such fiscal period by the Company over the aggregate recognized income and gain during such fiscal period by the Company, as computed for federal income tax purposes, with the adjustments set forth in Section 6.2(c), from all sources whatsoever (including income that is exempt from federal income tax and not otherwise taken into account in computing Net Losses) and, in the case of the sale or other taxable exchange or disposition of a capital asset, the excess of the adjusted tax basis thereof over the revenue realized on such sale or other taxable exchange or disposition; provided, however, Net Losses will not include any items which are specifically allocated under Sections 6.3(b) and 6.3(c) (Tax Provisions and Capital Accounts).

“Net Profits” means, with respect to any fiscal period, the excess of the aggregate net recognized income and gain during such fiscal period by the Company over all recognized expenses and losses incurred during such fiscal period by the Company, as computed for federal income tax purposes, with the adjustments set forth in Section 6.2(c), from all sources whatsoever (including income that is exempt from federal income tax and not otherwise taken into account in computing Net Profits), and, in the case of the sale or other taxable exchange or disposition of a capital asset, the excess of the amount realized by the Company on such sale or other taxable exchange or disposition over the adjusted tax basis thereof; provided, however, Net Profits will not include any items which are specifically allocated under Sections 6.3(b) and 6.3(c) (Tax Provisions and Capital Accounts).

“New Law” has the meaning set forth in Section 6.1.

“Nonrecourse Deductions” has the meaning given such term in Sec. 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for any taxable year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain attributable to Nonrecourse Liabilities during such taxable year over the aggregate amount of any distributions during such taxable year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain attributable to Nonrecourse Liabilities, determined in accordance with the provisions of Sec. 1.704-2(c) of the Regulations.

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Person personally bears the economic risk of loss as determined under Sec. 1.704-2(b)(3) of the Regulations.

“Non-Transferring Member” means the Member other than the Transferring Member.

“Oklahoma SOS” has the meaning set forth in the Recitals.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, or association, any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Project” means any capital project under a Gas Services Agreement.

“Project Budget” means a capital expenditures budget for any Project.

“Proposed Co-Sale Transfer” has the meaning set forth in Section 4.3.

“Pro Rata Share” means, with respect to each Member, a fraction, expressed as a percentage, the numerator of which is the number of Units held by such Member and the denominator of which is the number of Units held by all Members.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Recoverable Costs” means any costs that are reimbursable in full to JV LLC under (a) that certain Gas Gathering and Processing Contract dated effective as of July 1, 2012, by and between RKI Exploration and Production LLC and JV LLC (the “RKI GGPA”), (b) that certain Gas Gathering and Processing Contract dated effective as of July 1, 2012, by and among Chesapeake Energy Marketing, Chesapeake Operating, Inc., Chesapeake AEZ Exploration, L.L.C., Chesapeake Exploration, L.L.C. and JV LLC (the “CHK GGPA”), including, without limitation, those costs that are fully reimbursable to JV LLC by reason of the “COS Calculations,” as defined in the RKI GGPA and CHK GGPA, respectively, and (c) any other Gas Services Agreements unanimously approved by the Members.

“Regulations” means temporary, proposed, and final federal income tax regulations promulgated by the Secretary of the Treasury pursuant to authority granted in the Code, as the same may be in effect from time to time.

“Regulatory Allocations” means the allocations in Section 6.3(b) other than Section 6.3(b)(viii).

“RKI” has the meaning set forth in the preamble.

“Sec. 705(a)(2)(B) Expenditure” means any expenditure of the Company described in Code Sec. 705(a)(2)(B) and any expenditure considered to be an expenditure described in Code Sec. 705(a)(2)(B) pursuant to Code Sec. 704(b) and the Regulations thereunder.

“Shippers” has the meaning set forth in the Construction and Operating Agreement.

“Specified Affiliate” means (a) with respect to RKI: REMI Midstream, LLC or any of its successors or Subsidiaries; provided, however, that REMI Midstream, LLC or its successors or Subsidiaries shall no longer be Specified Affiliates after the closing of the Purchase Agreement, (b) with respect to Access: Access Midstream Partners, L.P. or any of its successors or Subsidiaries, and (c) after the closing of the Purchase Agreement, with respect to Crestwood: Crestwood Midstream Partners, L.P. or any of its successors (including, for the avoidance of doubt, Inergy Midstream, L.P. upon the closing of the pending Change of Control of Crestwood).

“Strategy Committee” has the meaning set forth in Section 2.19(a).

“Subsequent Budget” has the meaning set forth in the Construction and Operating Agreement.

“Subsequent Capital Contributions” has the meaning set forth in Section 3.1(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. For purposes hereof, references to a “Subsidiary” of any Person will be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Member” has the meaning set forth in Section 6.1.

“Tax Purposes” has the meaning set forth in the Recitals.

“Tax Return” means all returns, declarations, statements, reports, claims for refund, information returns, and forms, including any schedule or attachment thereto, and including any amendment thereof, relating to taxes or other charges in the nature of a tax imposed by any Governmental Body.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Marketing Agreement (if and when it becomes effective), the Construction and Operating Agreement, the Gas Gathering and Processing Agreement and any other agreement between or among the Company and/or the Members relating to the relationship contemplated by this Agreement and the aforementioned agreements, as any of the foregoing may be amended from time to time.

“Transfer” means any sale, transfer, assignment, exchange, hypothecation, or other direct or indirect disposition (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof and includes any transaction which would result in Units, or specific interests associated with Units, being directly or indirectly owned or held by any Person other than a Specified Affiliate. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” will have the correlative meanings.

“Transferred Interest” means all or any portion of a Member’s Units that the Member seeks to Transfer.

“Transferring Member” means a Member seeking to Transfer all or any portion of its Units (or any interest therein).

“Unanimous Voting Items” has the meaning set forth in Section 2.2.

“Units” means that element of ownership of the Company entitling its holder to (a) participate in the profits, losses, and distributions of the Company as set forth in Article 6 (Tax Provisions and Capital Accounts) and to the capital interest associated with the Units and (ii) exercise voting rights according to the Voting Interests associated with the Units.

“Unrealized Gain” means the excess (attributable to a Company Property), if any, of the fair market value of such property as of the date of determination (as reasonably determined by the Members) over the Carrying Value of such property as of the date of determination (prior to the adjustment to be made pursuant to Section 6.2 as of such date).

“Unrealized Loss” means the excess (attributable to a Company Property), if any, of the Carrying Value of such property as of the date of determination (prior to the adjustment to be made pursuant to Section 6.2 as of such date) over its fair market value as of such date of determination (as reasonably determined by the Members).

“Voting Interest” means a Member’s right to vote on Company matters as set forth in Article 2 (Members).

* * * * *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Limited Liability Company Agreement as of the date first above written.

Access MLP Operating, L.L.C.

By:	/s/ J. Michael Stice
Name:	J. Michael Stice
Title:	Chief Executive Officer

RKI Exploration & Production, LLC

By:	/s/ Jeffrey A. Bonney
Name:	Jeffrey A. Bonney
Title:	VP & CFO

[Signature Page to LLC Agreement]

Exhibit A

Member	Units	Capital Account Balance

Access	500 Units	$46,421,780.72

RKI	500 Units	$46,421,780.72

Exhibit B

Carrying Values

Member	Carrying Value

Access	$46,421,780.72

RKI	$46,421,780.72

EXHIBIT C

FORM OF COMPANY INTERESTS ASSIGNMENT AGREEMENT

Execution Version

EXHIBIT C

COMPANY INTERESTS ASSIGNMENT AGREEMENT

This Company Interests Assignment Agreement is made and entered into as of             , 2013 (this “Agreement”), by and between RKI Exploration & Production, LLC, a Delaware limited liability company (“Assignor”), and Crestwood Niobrara LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, reference is hereby made to that certain Purchase and Sale Agreement dated June 21, 2012 (the “Purchase Agreement”) by and between Assignor and Assignee;

WHEREAS, Assignor owns fifty percent (50%) of the issued and outstanding equity interests (the “Company Interests”) of Jackalope Gas Gathering Services, L.L.C., an Oklahoma limited liability company (the “Company”); and

WHEREAS, in accordance with the Purchase Agreement, Assignor now desires to sell, assign, transfer and convey all of the Company Interests to Assignee in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. For value received, Assignor hereby sells, assigns, transfers and conveys to Assignee and its successors and assigns all of Assignor’s right, title and interest in and to the Company Interests.

2. Further Documents. Assignor covenants and agrees with Assignee that Assignor and its successors and assigns shall execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be required to more effectively sell, assign, transfer and convey to and vest in Assignee, or Assignee’s successors and assigns, and to put Assignee, or Assignee’s successors and assigns, in possession of the Company Interests sold, assigned, transferred and conveyed hereunder or otherwise carry out the purposes of this Assignment.

3. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4. Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one agreement. A manual signature on this Assignment, an image of which shall be transmitted electronically, shall constitute an original signature for all purposes. The delivery of copies of this Assignment, including executed signature pages by electronic transmission will constitute effective delivery.

1

5. Successors and Assigns. This Assignment shall bind Assignor and its successors and assigns and inure to the benefit of Assignee and its successors and assigns.

6. Conflicts. This Assignment is executed and delivered in connection with the Purchase Agreement; provided that this Assignment is subject and subordinate to all of the terms and provisions of the Purchase Agreement, and in the event of any conflict between any term or provision hereof and any term or provision of the Purchase Agreement, the latter shall control. Notwithstanding anything to the contrary, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter the representations, warranties, covenants and obligations of the parties contained in the Purchase Agreement or the survival thereof.

7. Waiver; Amendment. None of the provisions of this Assignment may be waived, changed or altered except in a signed writing by the party against whom enforcement of the same is sought.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date and year first above written.

ASSIGNOR:

RKI EXPLORATION & PRODUCTION, LLC

By:
Name:
Title:

ASSIGNEE:

CRESTWOOD NIOBRARA LLC

By:
Name:
Title:

Signature Page – Company Interests Assignment Agreement

SCHEDULES

TO PURCHASE AND SALE AGREEMENT

Schedule 5.04(a)

MATERIAL CONTRACTS

1.	Master Services Agreement between Access MLP Operating, LLC and an unnamed contractor dated May 10, 2013, for services to be performed by Contractor for Company. The work to be done and goods to be furnished are to be described in subsequent purchase orders.

2.	Access Midstream Purchase Order Terms and Conditions. Set of standard terms and conditions incorporated by reference in various purchase orders between Cheseapeake Midstream Operating, LLC (Buyer) and various vendors (Sellers).

3.	(a) Compression Agreement between MidCon Compression, LLC and Chesapeake Midstream Operating LLC dated September 1, 2012. Covers the states of Arkansas, Colorado, Kansas, Louisiana, New Mexico, Oklahoma, Texas, and Wyoming; and (b) Compression agreement between MidCon Compression, LLC and Chesapeake Midstream Operating LLC, dated September 1, 2012, which covers all other areas in the United States.

4.	Gas Gathering and Processing Agreement between Chesapeake Energy Marketing Inc., Chesapeake Operating, Inc., Chesapeake AEZ Exploration, LLC and Chesapeake Exploration, LLC (Producers) and Jackalope Gas Gathering Services, LLC (Gatherer) dated July 1, 2012.

5.	Operating Agreement for Buffalo Creek Processing Plant, LLC, dated April 12, 2012, by Chesapeake Midstream Operating, LLC as the sole member of Buffalo Creek Processing Plant, LLC.

6.	Unit Assignment between Chesapeake Midstream Development, LLC (Assignor), Access Midstream Partners, LP (Assignee) and Chesapeake Midstream Operating LLC (the Company).

7.	Third Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream Operating, LLC (the Company), dated December 2012. Agreed to by Access Midstream Partners, LP, the Sole Member.

8.	Joint Development Agreement by and between RKI Exploration & Production, LLC and Khody Land & Minerals Company (collectively referred to as “RKI”), and Chesapeake Exploration Limited Partnership, dated May 3, 2007, as amended April 1, 2013. The amendment was agreed to by RKI Exploration & Production, LLC, Khody Land & Minerals Company (collectively referred to as “RKI”), and Chesapeake Exploration, L.L.C., as successor in interest to Chesapeake Exploration Limited Partnership, and Chesapeake AEZ Exploration, L.L.C.

5.04(a)-1

9.	Contribution Agreement dated June 20, 2013 among RKI Exploration and Production, LLC, Access MLP Operating, L.L.C. and Jackalope Gas Gathering Services, LLC.

10.	Gas Gathering and Processing Agreement dated June 20, 2013 between RKI Exploration and Production, LLC (Producer) and Jackalope Gas Gathering Services, LLC (Gatherer).

11.	First Amended and Restated LLC Agreement of Jackalope Gas Gathering Services, L.L.C dated June 20, 2013 between RKI Exploration and Production, LLC and Access MLP Operating, L.L.C.

12.	Letter Agreement dated June 20, 2013 between RKI Exploration and Production, LLC and Jackalope Gas Gathering Services, LLC regarding farm-out of interests of RKI Exploration and Production, LLC to Chesapeake Energy Marketing, Inc.

13.	Letter Agreement dated June 20, 2013 among RKI Exploration and Production, LLC, Jackalope Gas Gathering Services, LLC and Chesapeake Energy Marketing, Inc. regarding responsibility for provision of information and other matters under the Gas Gathering and Processing Agreements referred to at items 4 and 9 above.

14.	Agency Agreement dated June 20, 2013 among RKI Exploration and Production, LLC, Jackalope Gas Gathering Services, LLC and Chesapeake Energy Marketing, Inc. pursuant to which Chesapeake agrees that the Gathering and Processing Agreement at item 9 above shall apply to gas allocable to the interests of RKI Exploration and Production, LLC.

15.	Construction and Operating Agreement dated May June 20, 2013 between Jackalope Gas Gathering Services, LLC and Access MLP Operating, L.L.C pursuant to which Jackalope Gas Gathering Services, LLC delegates certain activities to Access MLP Operating, L.L.C.

5.04(a)-2

Schedule 5.05(d)

REAL PROPERTY OWNED

1.	A parcel of land located in Section 23, Township 33 North, Range 72 West of the 6th Principal Meridian, Converse County, Wyoming, more particularly described in a warranty deed dated March 24, 2011 from White Land and Livestock, LLC (Grantor) to Mid-America Midstream Gas Services, LLC, and later the subject of a quit claim deed dated December 30, 2012 from Mid-America Midstream Gas Services, L.L.C. to Jackalope Gas Gathering Services, L.L.C.

2.	A tract of land situated in the Northwest quarter of Section 21, Township 33 North, Range 70 West of the 6th P.M., Converse County, Wyoming, more particularly described in a warranty deed dated June 12, 2012 from Chamberlain Brothers Ranch, Inc. to Mid-America Midstream gas Services, LLC, and later the subject of a quit claim deed dated November 1, 2012 from Mid-America Midstream Gas Services, L.L.C. to Jackalope Gas Gathering Services, L.L.C.

5.04(d)-1

Schedule 5.05(e)

REAL PROPERTY LEASES

None

5.05(e)-1

Schedule 5.05(f)

EASEMENTS

1.	Surface Compressor Site Agreement between Walker Creek Ranch, LLC (Grantor) and Jackalope Gas Gathering Services, L.L.C. (Grantee), dated April 16, 2013. Grants a perpetual right of way for an area of land described in an exhibit to the agreement.

2.	Easement and Right-of-Way Agreement between Walker Creek Ranch LLC (Grantor) and Jackalope Gas Gathering Services, L.L.C. (Grantee), dated April 16, 2013. Grants an exclusive easement and pipeline right-of-way forty-five feet in width through and across Grantor’s land, located in Converse County, Wyoming, as well as a temporary construction easement fifteen feet in width.

3.	Valve Site Agreement between Wayne A. Paris (Grantor) and Jackalope Gas Gathering Services, L.L.C. (Grantee), dated March 23, 2013. Grants a permanent and exclusive easement and right-of-way, one twenty by twenty and two sixty by sixty feet in width and length, through and across Grantor’s land in Converse County, Wyoming.

4.	Easement and Right of Way Agreement between Jerry J. Dilts Living Trust (Grantor) and Mid-America Midstream Gas Services, L.L.C. (Grantee), dated July 8, 2011. Grants a permanent and exclusive easement and right-of-way forty-five feet in width through and across Grantor’s land in Converse County, Wyoming.

5.	Easement and Right-of-Way Agreement between Georges Lebar as trustee for the Lebar Trust Number 2, A/K/A the Q.T.I.P Marital Trust (Grantor), and Mid-America Midstream Gas Services, L.L.C. (Grantee), dated June 7, 2012. Grants an exclusive easement and pipeline right-of-way forty-five feet in width through and across Grantor’s land, located in Converse County, Wyoming, as well as a temporary construction easement fifteen feet in width.

6.	Memorandum of Easement and Right-of-Way Agreement between Georges Lebar as trustee for the Lebar Trust Number 2, A/K/A the Q.T.I.P Marital Trust (Grantor), and Mid-America Midstream Gas Services, L.L.C. (Grantee), dated June 8, 2012. Grants a forty-five foot easement described in an exhibit to the agreement.

7.	The easements set forth in the attached table entitled “Document Schedule (No Dupes) “1.23 and 1.27” – Rights-of-Way”.

5.05(f)-1

Schedule 5.05(f) Part II

Provided Separately on June 21, 2013

Schedule 5.07

PERMITS

1.	Air Quality Permit MD-13581, dated November 13, 2012, issued to Jackalope Gas Gathering Services by the Division of Air Quality of the Wyoming Department of Environmental Quality (Gumbo Hill Compressor Station, Converse County, Wyoming).

2.	Air Quality Permit MD-13386, dated September 4, 2012, issued to Mid-America Midstream Gas Services, L.L.C. by the Division of Air Quality of the Wyoming Department of Environmental Quality (Pronghorn Compressor Station, Converse County, Wyoming).

3.	Air Quality Permit CT-12382, dated March 26, 2012, issued to Mid-America Midstream Gas Services, L.L.C. by the Division of Air Quality of the Wyoming Department of Environmental Quality (Antelope Compressor Station, Converse County, Wyoming). Application to change ownership from Mid-America to Jackalope Gas Gathering Services, LLC was approved by the Department of Environmental Quality on December 28, 2012.

4.	Air Quality Permit CT-12715, dated March 26, 2012, issued to Mid-America Midstream Gas Services, L.L.C. by the Division of Air Quality of the Wyoming Department of Environmental Quality, (No Name Compressor Station, Converse County, Wyoming). Jackalope Gas Gathering Services, L.L.C. submitted an application for modification to this permit in January 2013, and again on April 29, 2013. Application to change ownership from Mid-America to Jackalope Gas Gathering Services, LLC was approved by the Department of Environmental Quality on December 28, 2012.

5.	Air Quality Permit CT-12232, dated January 9, 2012, issued to Mid-America Midstream Gas Services, L.L.C by the Division of Air Quality of the Wyoming Department of Environmental Quality (Gumbo Hill Compressor Station, Converse County, Wyoming). Application to change ownership from Mid-America to Jackalope Gas Gathering Services, LLC was approved by the Department of Environmental Quality on December 28, 2012.

6.	Air Quality Permit CT-11244, dated June 15, 2011, issued to Mid-America Midstream Gas Services, L.L.C. by the Air Quality Division of the Wyoming Department of Environmental Quality (Pronghorn Compressor Station, Converse County, Wyoming). Application to change ownership from Mid-America to Jackalope Gas Gathering Services, LLC was approved by the Department of Environmental Quality on December 28, 2012.

5.07-1

7.	Air Quality Permit MD-11975, dated November 18, 2011, issued to Mid-America Midstream Gas Services, L.L.C. by the Air Quality Division of the Wyoming Department of Environmental Quality (Sheep Ranch Compressor Station, Converse County, Wyoming). Application to change ownership from Mid-America to Jackalope Gas Gathering Services, LLC was approved by the Department of Environmental Quality on December 28, 2012.

8.	Air Quality Permit MD-10631, dated November 8, 2010, issued to Mid-America Midstream Gas Services, L.L.C. by the Air Quality Division of the Wyoming Department of Environmental Quality (Sheep Ranch Compressor Station, Converse County, Wyoming).

9.	Air Quality Permit Application, not dated, (Pale Horse Compressor Station, Converse County, Wyoming)

5.07-2

Schedule 5.14

FINANCIAL STATEMENTS

Provided separately on June 21, 2013

5.04-1

Schedule 5.15

ABSENCE OF UNDISCLOSED LIABILITIES

None

5.15-1

Schedule 5.17

INSURANCE

Provided separately on June 21, 2013

5.17-1

Schedule 8.01(e)

REQUIRED CONSENTS

1.	Waiver by Chesapeake Exploration, L.L.C., as successor in interest to Chesapeake Exploration Limited Partnership, as to its right of first refusal pursuant to Section 15.2 of the Joint Development Agreement dated May 3, 2007.

2.	Consent granted by Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., Chesapeake AEZ Exploration, L.L.C. and Chesapeake Exploration, L.L.C. (collectively, “Chesapeake”) pursuant to Section 10.5(b) of Exhibit A-2 to the Gas Gathering and Processing Contract among Chesapeake and Seller dated July 1, 2012.

8.01(e)-1